UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): November 18, 2021

WEJO GROUP LIMITED

(Exact name of registrant as specified in its charter)

Bermuda	001-41091	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Canon’s Court 22 Victoria Street Hamilton, Bermuda	HM12
(address of principal executive offices)	(zip code)

+44 8002 343065

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common shares, par value $0.001 per share	WEJO	NASDAQ Stock Market LLC
Warrants, each whole warrant exercisable for one share of common shares at an excercised price of $11.50 per share	WEJOW	NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Introductory Note

On November 18, 2021 (the “Closing Date”), Wejo Group Limited, an exempted company limited by shares incorporated under the laws of Bermuda (the “Company”), consummated the previously announced business combination (the “Closing”) pursuant to that certain Agreement and Plan of Merger, dated as of May 28, 2021 (the “Business Combination Agreement”) by and among the Company, Virtuoso Acquisition Corp., a Delaware corporation (“Virtuoso”), Yellowstone Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Wejo Bermuda Limited an exempted company limited by shares incorporated under the laws of Bermuda, (“Limited”), and Wejo Limited, a private limited company incorporated under the laws of England and Wales with company number 08813730 (“Wejo”). The transactions contemplated by the Business Combination Agreement are collectively referred to herein as the “Business Combination.” Unless the context otherwise provides, the terms “we,” “us,” “our,” and the “Company” refer to the registrant and, where appropriate, its subsidiaries following the Closing.

Pursuant to the Business Combination Agreement and in connection therewith, at the Closing, among other things, (i) Merger Sub merged with and into Virtuoso, with Virtuoso being the surviving corporation in the merger and a direct, wholly-owned subsidiary of the Company (the “Merger”) and (ii) all Wejo shares were purchased by the Company in exchange for Company Common Shares. The consideration paid to Wejo shareholders consisted of 65,625,896 Company Common Shares, which corresponds to (A)(i) $682,500,000, minus (ii)(a) the aggregate indebtedness for borrowed money of Wejo and its subsidiaries, minus (b)(x) cash and cash equivalents of Wejo and its subsidiaries, plus (y) the amount of any cash payments made in respect of Wejo’s transaction expenses prior to closing, divided by (B) $10.00. Each Wejo shareholder received a portion of such number of Company Common Shares in accordance with an allocation schedule prepared and delivered in accordance with the terms of the Business Combination Agreement.

In connection with the Merger, Virtuoso’s outstanding Class A common stock, par value $0.0001 per share (“Virtuoso Class A Common Stock”), and Class B common stock, par value $0.0001 per share (“Virtuoso Class B Common Stock” and, together with the Virtuoso Class A Common Stock, the “Virtuoso Common Stock”), were converted on a one-for-one basis into common shares of the Company, par value $0.001 (“Company Common Shares”), and Virtuoso’s outstanding public warrants to purchase Virtuoso Class A Common Stock were converted on a one-for-one basis into warrants to purchase Company Common Shares, with each whole warrant exercisable for one Company Common Share at an exercise price of $11.50 per share (“Company Warrants”). Prior to the Closing, the private placement warrants (the “Private Placement Warrants”) held by Virtuoso Sponsor LLC (the “Sponsor”) were exchanged for shares of Virtuoso Class C Common Stock, par value $0.001 per share (“Class C Common Stock”), and immediately thereafter the Sponsor transferred and contributed such shares of Class C Common Stock to Limited in exchange for exchangeable preferred shares of Limited (as provided for in the letter agreement, dated May 28, 2021, by and among Virtuoso, the Company and the Sponsor and certain insiders). Such exchangeable preferred shares will be exchangeable into Company Common Shares or cash, as determined by Limited, on the same terms as the Private Placement Warrants, following the first anniversary of the Closing Date.

On the Closing Date, the Company consummated the previously announced issuance and sale of 12,850,000 Company Common Shares for an aggregate consideration of approximately $128.5 million in a private placement (the “PIPE Financing”) pursuant to Subscription Agreements, entered into on May 28, 2021, June 25, 2021 and November 10, 2021 (as further amended, or assigned, the “Subscription Agreements”) with certain qualified institutional buyers and accredited investors.

As of the Closing Date, and following completion of the Business Combination, the PIPE Financing, the Company had the following outstanding equity securities:

•	93,950,205 Company Common Shares; and

•	11,500,000 Company Warrants.

In addition, the Sponsor holds 6,600,000 preferred shares of Limited, each exchangeable for one Company Common Share, at a price of $11.50 per share. The preferred shares of Limited may be exchangeable into Company Common Shares or cash, as determined by Limited.

Immediately following completion of the Business Combination and the PIPE Financing, the ownership interests of the Company’s stockholders (including ownership interests in Limited) were as follows:

•	Virtuoso’s public stockholders owned 9,724,309 Company Common Shares, representing an aggregate voting and economic interest of 10.4% in the Company;

•	Sponsor and its affiliates owned 5,750,000 Company Common Shares (excluding shares purchased in the PIPE Financing), representing an aggregate voting and economic interest of 6.1% in the Company;

•	Directors and executive officers of the Company owned 18,922,935 Company Common Shares, representing an aggregate voting and economic interest of 20.1% in the Company;

•	Investors in the PIPE Financing (including Alan Masarek and Samuel Hendel) owned 12,850,000 Company Common Shares, representing an aggregate voting and economic interest of 13.7% in the Company;

•	Wejo shareholders owned 65,625,896 Company Common Shares, representing an aggregate voting and economic interest of 69.9% in the Company; and

•	Sponsor and its affiliates owned 6,600,000 preferred shares of Limited, which are exchangeable in accordance with the terms thereof into 6,600,000 Company Common Shares.

Item 1.01 Entry into a Material Definitive Agreement

The information set forth in the “Introductory Note” above is incorporated into this Item 1.01 by reference.

Amended and Restated Bye-Laws of the Company

On the Closing Date, in connection with the consummation of the Business Combination, the Company adopted the proposed amended and restated bye-laws (the “Amended and Restated Bye-laws”) in the form attached as Annex D to the Company’s proxy statement/prospectus filed with the Securities and Exchange Commission (the “Commission”) on October 22, 2021 (the “Proxy Statement/Prospectus”). The material terms of the Amended and Restated Bye-laws and the general effect upon the rights of holders of the Company’s capital stock are included under the sections “Proposal No. 3 – Governance Proposal” beginning on page 141 in the Company’s Definitive Proxy Statement/Prospectus and “Comparison of Corporate Governance and Stockholders’ Rights” beginning on page 238 in the Proxy Statement/Prospectus, each of which are incorporated herein by reference.

The foregoing description of the Amended and Restated Bye-laws does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended and Restated Bye-laws, which is attached hereto as Exhibit 3.1, and is incorporated herein by reference.

Registration Rights Agreement

On the Closing Date, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Sponsor and certain existing equityholders of Virtuoso and Wejo (the “RRA Holders”), pursuant to which the Company is obligated to, subject to the terms thereof and in the manner contemplated thereby, register for resale under the Securities Act, (i) all or any portion of the Company Common Shares and Company Warrants then held by the RRA Holders, and (ii) all or any portion of the Company Common Shares and Company Warrants that the RRA Holders may thereafter acquire (including, upon the conversion, exchange or redemption of any other security therefor) (the “Registrable Securities”).

Under the Registration Rights Agreement, the Company shall file a registration statement covering the Registrable Securities within fifteen (15) business days after the Closing, and will provide certain RRA Holders with certain customary demand registration rights. Under the Registration Rights Agreement, the RRA Holders have “piggyback” registration rights that allow them to include their Registrable Securities in certain registrations initiated by the Company. Subject to customary exceptions, RRA Holders have the right to request up to three (3) underwritten offerings of Registrable Securities. If the sale of Registrable Securities under a registration statement requires disclosure of certain material information that would not otherwise be disclosed, the Company may postpone the effectiveness of the applicable registration statement or require the suspension of the sale thereunder. The Company may not delay or suspend a registration statement on more than one occasion for more than ninety (90) total calendar days during any twelve (12) month period.

The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Registration Rights Agreement, which is attached hereto as Exhibit 10.1, and is incorporated herein by reference.

Warrant Assumption Agreement

On the Closing Date, the Company entered into a Warrant Assumption Agreement (the “Warrant Assumption Agreement”) with Virtuoso and Continental Stock Transfer & Trust Company (“Continental”). Pursuant to the Warrant Assumption Agreement, the Company assumed all of Virtuoso’s rights and obligations under that certain Warrant Agreement, dated as of January 21, 2021, by and among Virtuoso and Continental (the “Warrant Agreement”).

Under the Warrant Assumption Agreement, each Virtuoso public warrant entitling the holder thereof to purchase shares of Virtuoso Common Stock (each a “Public Warrant”) was converted into a warrant to acquire a number of Company Common Shares equal to the number of shares of Virtuoso’s Common Stock underlying such Public Warrant, subject to the same terms and conditions as were applicable to the Public Warrant.

The foregoing description of the Warrant Assumption Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Warrant Assumption Agreement, which is attached hereto as Exhibit 10.2, and is incorporated herein by reference.

Equity Incentive Plan / ESP Plan / SAYE Plan

2021 Plan

In connection with the closing of the Business Combination, the Board adopted the 2021 Equity Incentive Plan (the “2021 Plan”), subject to stockholder approval, under which the Company may grant stock options (both incentive and non-qualified), SARs, restricted stock awards, RSUs and stock-based awards to eligible service providers in order to attract, retain and motivate key personnel upon whose judgment, initiative and effort the successful conduct of the Company’s business is largely dependent.

An initial aggregate of 14,092,530 Company Common Shares are available for issuance under the 2021 Plan, and the maximum number of Company Common Shares that may be issued pursuant to the exercise of incentive stock options granted under the 2021 Plan is 14,092,530. The aggregate number of Company Common Shares that may be issued pursuant to awards under the 2021 Plan will be subject to an annual increase on January 1 of each calendar year (commencing with January 1, 2022 and ending on and including January 1, 2031) equal to the lesser of a number of shares equal to 3% of the aggregate Company Common Shares outstanding as of December 31 of the immediately preceding calendar year and a number of Company Common Shares as determined by the Board.

The foregoing description of the terms of the 2021 Plan does not purport to be complete and is qualified in its entirety by the provisions of the 2021 Plan filed as Exhibit 10.3 to this Current Report on Form 8-K.

ESPP

In connection with the closing of the Business Combination, the Board adopted the 2021 Employee Share Purchase Plan (the “ESPP”), under which eligible employees and/or eligible service providers of either the Company or an affiliate may be given an opportunity to purchase Company Common Shares at a discount. The ESPP includes two components: a “423 Component”, which is intended to qualify as an employee stock purchase plan pursuant to Section 423 of the U.S. Tax code, and a “Non-423 Component.” In addition, the ESPP authorizes grants of (i) purchase rights under the Non-423 Component that do not meet the requirements of an employee stock purchase plan under Section 423 of the Code and (ii) purchase rights under sub-plans including the SAYE Plan. Eligible employees will be able to participate in the 423 Component or Non-423 Component of the ESPP. Eligible service providers (who may or may not be eligible employees) will only be able to participate in the Non-423 Component of the ESPP.

An initial aggregate of 1,879,004 Company Common Shares are available for issuance under the ESPP and the SAYE Plan. The aggregate number of Company Common Shares will be subject to an annual increase on January 1 of each calendar year (commencing with January 1, 2022 and ending on and including January 1, 2031) of a number of Company Common Shares equal to the least of (i) 1% of the aggregate Company Common Shares outstanding as of December 31 of the immediately preceding calendar year, (ii) a number of Company Common Shares as determined by the Board, and (iii) 2% the outstanding Company Common Shares issued and outstanding as of the closing of the Business Combination, subject to adjustment by the plan administrator in the event of certain changes in our corporate structure.

The foregoing description of the terms of the ESPP does not purport to be complete and is qualified in its entirety by the provisions of the ESPP filed as Exhibit 10.4 to this Current Report on Form 8-K.

SAYE Plan

In connection with the closing of the Business Combination, the Board adopted the Save As You Earn Share Option Plan 2021 as a sub-plan of the ESPP (the “SAYE Plan”), under which eligible employees of either the Company or a subsidiary may be given an opportunity to purchase Company Common Shares at a discount. The SAYE plan allows for employees in the United Kingdom to be given the opportunity to make regular savings towards the exercise price of an option which, on exercise, benefits from tax-advantaged treatment under the tax laws of the United Kingdom.

The SAYE Plan is a sub-plan of the ESPP and as such shares subject to awards under the SAYE Plan count towards the overall number of shares available for issue under the ESPP, as set out in the preceding section.

The foregoing description of the terms of the SAYE Plan does not purport to be complete and is qualified in its entirety by the provisions of the SAYE Plan filed as Exhibit 10.5 to this Current Report on Form 8-K.

Indemnity Agreements

On the Closing Date, the Company entered into indemnity agreements with Messrs. Craig Smith, Chris Hasenbein, David Burns, Samuel Hendel, Nick Goode, Barry Nightingale, Richard Barlow, Diarmid Ogilvy, Lawrence Burns, Timothy Lee, Alan Masarek and John Maxwell, and Mses. Mina Bhama, Sarah Larner, Ann M. Schwister and Den Power, each of whom is a director and/or executive officer of the Company following the Business Combination (collectively, the “Indemnity Agreements”). The Indemnity Agreements provide that, subject to limited exceptions specified therein, the Company will indemnify the director and/or executive officer, as applicable, to the fullest extent not prohibited by either (i) the provisions of the Amended and Restated Bye-laws and (ii) the laws of Bermuda, for claims arising out of such individual’s performance as a director and/or executive officer of the Company.

The foregoing description of the Indemnity Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Indemnity Agreements, the form of which is attached hereto as Exhibit 10.6, and is incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets

The information set forth in the “Introductory Note” above is incorporated into this Item 2.01 by reference. On November 16, 2021, the Business Combination was approved by the stockholders of Virtuoso at its special meeting of stockholders. The Business Combination was consummated on the Closing Date.

In connection with the Business Combination, holders of 13,275,691 public shares of Virtuoso Class A Common Stock exercised their right to redeem those shares for cash at a price of approximately $10.00 per share for an aggregate consideration of approximately $132.8 million (the “Redemption Amount”), which was paid to such holders promptly following the Closing Date.

FORM 10 INFORMATION

Prior to the Closing, Virtuoso was a shell company (as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) with no operations, formed as a vehicle to effect a business combination with one or more operating businesses. After the Closing, the Company became a holding company whose only assets consist of equity interests in Wejo, Limited and Virtuoso. Accordingly, pursuant to Item 2.01(f) of Form 8-K, the Company is providing below the information that would be included in a Form 10 if it were to file a Form 10. Please note that the information provided below relates to the combined company after the consummation of the Business Combination, unless otherwise specifically indicated or the context otherwise requires.

Cautionary Statement Regarding Forward-Looking Information

Certain statements in this Current Report on Form 8-K, or incorporated herein by reference, may constitute “forward-looking statements” for purposes of the federal securities laws. Forward-looking statements include, but are not limited to, statements regarding the Company’s expectations, hopes, beliefs, intentions or strategies regarding the future including, without limitation, statements regarding: (i) the size, demands and growth potential of the markets for the Company’s products and services and the Company’s ability to serve those markets, (ii) the degree of market acceptance and adoption of the Company’s products and services, (iii) the Company’s ability to develop innovative products and services and compete with other companies engaged in the automotive technology industry and (iv) the Company’s ability to attract and retain customers. In addition, any statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that statement is not forward-looking. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. You should carefully consider the risks and uncertainties described in the “Risk Factors” section of the Proxy Statement/Prospectus and other documents filed by the Company from time to time with the United States Securities and Exchange Commission (the “SEC”). These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. These cautionary statements are being made pursuant to federal securities laws with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company assumes no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise. The Company does not give any assurance that it will achieve its expectations. Forward-looking statements in this Current Report on Form 8-K may include, for example, statements about:

•	The projected financial information, anticipated growth rate and market opportunity of the Company;

•	The ability to obtain or maintain the listing of the Company Common Shares and Company Warrants on the NASDAQ;

•	The Company’s public securities’ potential liquidity and trading;

•	The Company’s ability to raise financing in the future;

•	The Company’s success in retaining or recruiting, or changes required in, our officers, key employees or directors;

•	The impact of the regulatory environment and complexities with compliance related to such environment, including compliance with restrictions imposed by federal law and data/privacy law in “internet of things” milieu;

•	Factors relating to the business, operations and financial performance of the Company and its subsidiaries following the Business Combination; and

•	Other factors detailed in the Proxy Statement/Prospectus in the section entitled “Risk Factors” beginning on page 51 in the Proxy Statement/Prospectus, which are incorporated herein by reference.

The forward-looking statements contained in this Current Report on Form 8-K, and in any document incorporated by reference, are based on our current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those that the Company has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the Company’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors detailed in the Proxy Statement/Prospectus in the section entitled “Risk Factors” beginning on page 51 in the Proxy Statement/Prospectus, which are incorporated herein by reference. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Business

Our business is described in the section entitled “Information about Wejo” beginning on page 169 in the Proxy Statement/Prospectus, and that information is incorporated herein by reference.

Properties

The mailing address of our registered office is c/o Canon’s Court, 22 Victoria Street, Hamilton, HM12, Bermuda. It is the intention that, in the longer term, our affairs will be conducted so that the central management and control of the Company is exercised in the UK with our corporate headquarters and principal executive offices to be located at ABC Building, 21-23 Quay St., Manchester, United Kingdom, X0 M3 4AE. We believe that our facilities are adequate to meet our needs for the immediate future and that we will be able to secure additional space to accommodate expansion of our operations, as necessary, and if needed.

Risk Factors

The risk factors related to our business and operations are described in the section entitled “Risk Factors” beginning on page 51 in the Proxy Statement/Prospectus, and that information is incorporated herein by reference.

Financial Information

The financial information of Wejo is described in the Proxy Statement/Prospectus in the Section entitled “Wejo’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 186 thereof, and is incorporated herein by reference.

The financial information of Virtuoso is described in the Proxy Statement/Prospectus in the Section entitled “Virtuoso’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 166 thereof, and is incorporated herein by reference.

Reference is made to the disclosure set forth in Item 9.01 of this Form 8-K relating to the financial information of Wejo and Virtuoso which is incorporated herein by reference.

WEJO’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the notes to those financial statements appearing elsewhere in this Current Report on Form 8-K and the audited consolidated financial statements and notes thereto and management’s discussion and analysis of financial condition and results of operations for the year ended December 31, 2020 included in the Proxy Statement/Prospectus. This discussion contains forward-looking statements that involve significant risks and uncertainties. As a result of many factors, such as those set forth in our Proxy Statement/Prospectus, which are incorporated herein by reference, our actual results may differ materially from those anticipated in these forward-looking statements.

Overview

Business Overview

Wejo Group Limited (“Wejo Group”) currently maintains early leadership in the connected vehicle data market and was incorporated by Wejo Limited (“Wejo”), a private limited liability company incorporated under the laws of England and Wales on December 13, 2013. Wejo Group Limited (“We”) was incorporated under the laws of Bermuda on May 21, 2021 for the purpose of effectuating the Business Combination described herein and becoming the parent company of the combined business following the consummation of the Business Combination with Virtuoso, a blank check company incorporated on August 25, 2020 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Until the consummation of the business combination, Virtuoso did not engage in any operations nor generate any revenue; however, it did generate interest on the funds held in the trust account and incurred costs around its formation and other operating costs.

On January 26, 2021, Virtuoso consummated the IPO of 23,000,000 units (the “Units” and, with respect to the common shares included in the Units being offered, the “public share”), at $10.00 per Unit, generating gross proceeds of $230.0 million. Simultaneously with the closing of the IPO, Virtuoso consummated the sale of 6,600,000 warrants (the “Private Placement Warrant”), at a price of $1.00 per Private Placement Warrant.

On May 28, 2021, Virtuoso entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Virtuoso, Wejo Group, Yellowstone Merger Sub, Inc., a Delaware corporation and direct, wholly-owned Subsidiary of the Company (“Merger Sub”), Wejo Bermuda Limited, a Bermuda private company limited by shares, (“Limited”), and Wejo. Pursuant to the Merger Agreement, the parties entered into a the business combination, pursuant to which, among other things, (i) Merger Sub merged with and into Virtuoso, with Virtuoso being the surviving corporation in the merger and a direct, wholly-owned subsidiary of the Wejo Group (the “Merger”), and together with the transactions contemplated by the Merger Agreement and the other related agreements entered into in connection therewith, the “Transactions”); and (ii) all Wejo shares were purchased by the Wejo Group in exchange for common shares of the Wejo Group, par value $0.001 (the “Wejo Group Common Shares”).

Prior to 2018, Wejo tested proof of concept and implemented OEM engagement activities to assess and build the case for connected vehicle data business and to create our capabilities to process data using data sources such as vehicle plug-in devices.

These activities helped Wejo understand the potential for the connected vehicle data business and design our platform for processing large volume data flows. After obtaining its first OEM data contract in December 2018, Wejo launched its Wejo ADEPT Platform for processing OEM data and began generating revenue from its Data Marketplace solution in 2019. Connected vehicles contain hundreds of data sensors, emitting information such as location, speed, direction and events such as braking, temperature and weather conditions. This raw data when harnessed can create intelligence, both historical and in real-time that is unavailable from any other source.

Based on both external and internal research completed by our management, connected vehicles will make up 44% of all vehicles in 2030. This is a greater than three-fold gain, increasing from 196 million connected vehicles in 2021 to approximately 600 million connected vehicles in 2030. We have 12 million connected vehicles on platform in which we ingest and standardize this data, tracking over 73 million journeys and 16 billion data points a day, primarily in the United States. Based on existing OEM, Automotive suppliers(Tier 1) and Distributors (Dealers) relationships, we expect that near-real time live streaming vehicles on our platform will increase to 124 million connected vehicles by 2030. Wejo data, insights, and solutions enable customers including departments of transportation, retailers, construction firms and research departments to unlock unique insights about vehicle journeys, city infrastructures, electric vehicle usage, road safety and more.

In addition to the strength of our intellectual property, we have relationships with 17 OEMs and Tier 1 suppliers of connected vehicle data components. The OEMs on our platform provide the unique data sets that we ingest regularly in Wejo ADEPT 24 hours a day. To date, no industry standard for connected vehicle data exists. This is where Wejo technology has a singular leadership position in the market, and by creating that standard, we will enable future product developments such as vehicle-to-vehicle communications, pay-as-you-drive insurance, automated breakdown recovery, predictive maintenance and touchless “pay by car” commerce for parking, retail and more.

We are also working with the OEMs and Tier 1s to provide Automotive Business Insight Solutions (SaaS) (comprised of platforms as a service, data processing capabilities, customer privacy management or business insights derived from connected vehicle data) such as component intelligence and 3D parking assistance in vehicle. Data For Good™: from our inception, this mantra has captured our Company’s values that connected vehicle data will reduce emissions, make roads safer and create positive driver experiences. The Company’s foundation is built upon a total commitment to data privacy and security, including compliance with regulations such as GDPR and CCPA. We plan to leverage our leading position in North America and continue expansion into Europe, Asia and the rest of the world. We continue to evolve, scaling past data traffic management solutions into a host of new compelling proprietary offerings and fields of use. We are also creating Automotive Business Insight Solutions (SaaS) offerings to provide OEMs, Tier 1s, and automotive service providers with additional capabilities to meet different privacy, regulation, storage, visualization, and data insight needs. As the business progresses, we expect an increasing level of subscription and licensing revenue to be generated by our Data Marketplaces and Automotive Business Insight Solutions (SaaS).

We operate our business to take advantage of a sizeable market opportunity. Through our own bottoms-up analysis coupled with third party research, we estimate our Serviceable Addressable Market (“SAM”) to be worth approximately $61 billion by 2030. We determined the SAM as two components: Data Marketplace Solutions and Automotive Business Insight Solutions (SaaS). For Data Marketplace Solutions, we used the data and research from the connected vehicle analyst firm Ptolemus. The Company has projected Total Addressable Market numbers (“TAMs”) for each of the eight products (traffic management, advertising, fleet management systems & leasing, usage-based insurance, remote diagnostic services, car sharing & rental, roadside assistance, integrated payments: “pay by car”) by region and timeframe. We then applied a discount factor by calculating 70% of each TAM to create the Wejo SAM. For Automotive Business Insight Solutions (SaaS), we worked with Gartner research to determine the total spend in this area of SaaS solutions for the automotive industry and calculated the SAM as 5%.

We have demonstrated our ability to standardize and generate valuable data insights, and in the process, created a growing network effect of attracting additional OEMs, automotive suppliers, and customers. These forces converge to grow the products and services that consumers, and enterprises in the transportation industry want and are willing to pay for.

We build privacy by design into the core of our Wejo ADEPT platform, enabling compliance with existing privacy laws and regulations. We operate to high global data privacy standards and are a leader in the industry on protection of data, assuring that we play a pivotal role in our industry.

In establishing our business, we have incurred significant operating losses since our inception. We incurred total net losses of $161.9 million, $54.9 million and $29.0 million, respectively, for the nine months ended September 30, 2021, and for the fiscal years ended December 31, 2020 and 2019. As of September 30, 2021, we had an accumulated deficit of $308.7 million. Our historical losses resulted principally from costs incurred in connection with technology and development, sales and marketing and general and administrative costs associated with our operations, and changes in the fair value of our derivative liability and advanced subscription agreements. In the future, we intend to continue to develop our technology and conduct business development activities that, together with anticipated general and administrative expenses, will result in incurring further significant losses for at least the next several years. Furthermore, since the completion of the Business Combination, we expect to incur additional costs associated with operating as a public company, including significant legal, accounting, investor relations and other expenses that we did not incur as a private company. The Business Combination provided substantial additional funding that we will need to support our continuing operations and our growth strategy. Until such time as we can generate significant revenue, if ever, we expect to finance our operations through a combination of equity offerings and debt financings. Our inability to raise capital when needed could have a negative impact on our financial condition and ability to pursue our business strategies. There can be no assurances, however, that our current operating plan will be achieved or that additional funding will be available on terms acceptable to us, or at all.

As of September 30, 2021, we had cash of $8.6 million. In the fourth quarter of 2021, we issued further notes in a principal amount of $7.5 million under the Loan Note Instrument. In November 2021, as part of the Business Combination, we raised net proceeds of $178.8 million, consisting of $230.0 million cash received in the trust, less redemptions of $132.8 million, and $128.5 million, through a Private Investment in Public Entity (“PIPE”) investment, net of expenses of $46.9 million. In addition, we paid $75.0 million to Apollo as stipulated in the Forward Purchase Transaction. After considering the fundraising noted herein, based on our current level of expenditures, we believe that we will have sufficient financial resources to fund our activities and execute our business plan beyond the next 12 months from the date of the issuance of these financial statements. See “— Liquidity and Capital Resources — Funding Requirements” below.

Key Factors Affecting Our Results of Operations

COVID-19

With the ongoing COVID-19 pandemic, we have implemented business continuity plans designed to address and mitigate the impact of the COVID-19 pandemic on our business. The COVID-19 pandemic has had a material impact on our expansion efforts as travel restrictions decrease the amount of vehicle data in use and demand for our products. On April 21, 2020, we committed to a restructuring plan in response to the changes in business and economic conditions arising as a result of the COVID-19 pandemic. The plan was designed to support our long-term financial resilience, simplify our operations, strengthen our competitive positioning and better serve our customers. The extent to which the COVID-19 pandemic impacts our business, product development and expansion efforts, corporate development objectives and the value of and market for our ordinary shares will depend on future developments that are highly uncertain and cannot be predicted with confidence at this time, such as the ultimate duration of the pandemic, travel restrictions, quarantines, social distancing and business closure requirements in the UK and U.S. and the effectiveness of actions taken globally to contain and treat the disease. The global economic slowdown, the overall disruption of global supply chains and distribution systems and the other risks and uncertainties associated with the pandemic could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

Attract, Retain and Grow our Customer Base

Our recent growth is driven by the expansion of our customer base particularly in the area of traffic management, related mapping and logistics, and high customer retention rates. Substantially all of our current sales come from U.S. connected vehicle data. The Company is in the early stages of monetization in its eight planned markets, starting with traffic management, including mapping. Early-stage demand for connected vehicle data is very strong, and we believe that we will continue to see this demand in the future as we expand in traffic management and launch additional markets.

We continue to add functionality to our Wejo ADEPT Platform to offer new and more valuable services to our customers. We believe that our business is at the genesis of the connected vehicle ecosystem, demonstrating new services that will one day be viewed as necessary, and positioned to pioneer even more desirable services in the future. As these services continue to demonstrate their value, many of our customers will move a greater percentage of their funds to connected vehicle data. We will fuel this growth with marketing efforts to increase awareness of our offerings.

Investment in Growth — Data Marketplace and Automotive Business Insight Solutions (SaaS) to the Automotive Industry

We forecast the connected vehicle data marketplace will grow to greater than $30.0 billion by 2030. We know from the internal and external market sizing our available connected vehicle data set has substantial value in expanded marketplaces and we will leverage the data set to deliver products and revenues across those markets.

We are receiving inbound inquiries which we plan to convert into additional revenue opportunities to provide cloud services to OEMs and automotive suppliers as a core revenue stream. We forecast that the Automotive Business Insight Solutions(SaaS) market for OEMs and automotive suppliers served by Wejo will exceed $31.0 billion by 2030.

Key Components of Results of Operations

Revenues

We work with the world’s leading OEMs to obtain, process, and create products using vast amounts of connected vehicle data. OEMs provide this data through license agreements. We process the data in our Wejo ADEPT Platform running in cloud data centers and offer services including live data feeds, batch feeds and analytics. These services provide customers with traffic intelligence, high frequency vehicle movements, and common driving events and trends, among other insights. Our customers pay license fees to obtain one or more of these data services that may include a portion or all the data in their market. Our revenue is the amount of consideration we expect to receive in the form of gross sales to customers, reduced by associated revenue share due under our data sharing agreements with OEMs.

Cost of Revenue (exclusive of depreciation and amortization)

Cost of revenue consists primarily of hosting service expenses for our Wejo ADEPT Platform, as well as hardware, software and human resources to support the revenue process.

Technology and Development

Technology and development expenses consist primarily of compensation-related expenses incurred for our data scientists and other technology human resources for the research and development of, enhancements to, and maintenance and operation of our products, equipment and related infrastructure.

Sales and Marketing

Sales and marketing expenses consist primarily of compensation-related expenses to our direct sales and marketing human resources, as well as costs related to advertising, industry conferences, promotional materials, other sales and marketing programs, and facility costs related to sales and marketing functions. Advertising costs are expensed as incurred.

General and Administrative

General and administrative expenses consist primarily of compensation related expenses for executive management, finance, accounting, human resources, legal, and corporate information systems functions, professional fees and facilities costs related to general and administrative functions.

Change in Fair Value of Derivative Liability

We issued convertible notes that contain redemption features, which met the definition of a derivative instrument. We classified these derivative instruments as a liability on our condensed consolidated balance sheet. We remeasured this derivative liability to fair value at each reporting date and recognized changes in the fair value of the derivative liability as a component of other (expense) income, net in our condensed consolidated statement of operations.

Change in Fair Value of Advanced Subscription Agreements

We issued Advanced Subscription Agreements (“ASAs”) that contained an automatic conversion feature, which is triggered by either the occurrence of Series C round financing or share sale triggering a change of control. We concluded that it was appropriate to apply the fair value option to the ASAs because there were no non-contingent beneficial conversion features related to the ASAs. We classified these ASAs as a liability on our condensed consolidated balance sheet and remeasure them to fair value at each reporting date and recognized changes in the fair value of the ASAs as a component of other (expense), income net in our condensed consolidated statement of operations.

Loss on Issuance of Convertible Notes

We issued convertible notes in December 2020, January 2021 and April 2021 for which the initial fair value of the convertible notes was greater than the proceeds we received. We recognized the loss on issuance as the difference between the initial fair value of the convertible notes and cash proceeds received as a component of other (expense), income net in our consolidated statement of operations.

Other (Expense), Income, net

Other (expense) income, net primarily consists of foreign exchange gain or loss arising from foreign currency transactions and a benefit from research and development tax credits.

Income Taxes

Wejo is a tax resident in the UK with business units taxable in other territories, including the U.S. Due to the nature of our business, we have generated losses since inception and therefore have not paid corporation tax in the UK or other territories.

UK losses may be carried forward indefinitely and may be offset against future taxable profits, subject to numerous utilization criteria and restrictions. The amount that can be offset each year is limited to £5.0 million plus an incremental 50% of UK taxable profits. After accounting for tax credits receivable, we had accumulated tax losses for carry forward in the UK of $97.4 million and $60.5 million as of December 31, 2020 and 2019, respectively. We do not recognize these losses on the statement of financial position.

Wejo Group is incorporated under the laws of Bermuda and is a resident in Bermuda for tax purposes.

Results of Operations

Comparison of the Three Months Ended September 30, 2021 and 2020

The following table summarizes our results of operations for the three months ended September 30, 2021, and 2020 (in thousands):

	Three Months Ended September 30,		Increase
	2021	2020	(Decrease)
Revenue, net	$351	$313	$38
Costs and operating expenses:
Cost of revenue (exclusive of depreciation and amortization shown separately below)	1,422	265	1,157
Technology and development	7,446	3,191	4,255
Sales and marketing	5,233	808	4,425
General and administrative	6,106	1,560	4,546
Depreciation and amortization	1,108	1,050	58
Total costs and operating expenses	21,315	6,874	14,441
Loss from operations	(20,964)	(6,561)	(14,403)
Loss of issuance of convertible loan notes	—	—	—
Change in fair value of derivative liability	(1,637)	(3,138)	1,501
Change in fair value of advanced subscription agreements	288	(723)	1,011
Interest expense	(2,954)	(919)	(2,035)
Other (expense) income, net	(383)	639	(1,022)
Net loss	$(25,650)	$(10,702)	$(14,948)

Revenue, net

Revenue, net increased by less than $0.1 million, or 12%, during the three months ended September 30, 2021, compared to the three months ended September 30, 2020. Revenue, net increased based on a 51% increase in gross sales to our customers to $1.4 million from $0.9 million for the three months ended September 30, 2021 and 2020, respectively. The change is primarily due to a 67% increase in the total number of customers from September 30, 2020 to September 30, 2021. Revenue, net during these periods was primarily related to Data Marketplace customers. In addition, the number of vehicles on the ADEPT platform increased 19% year over year, which increases the value of the company’s license agreements, further driving revenue increases.

Cost of Revenue (exclusive of depreciation and amortization)

Cost of revenue increased $1.2 million, or 437%, during the three months ended September 30, 2021 compared to the three months ended September 30, 2020. The change is primarily due to an increase in staff cost as a result of the additional personnel hired to support our current period and expected increases in revenue. Total headcount for employees allocated to cost of revenue increased by fifteen from September 30, 2020 to September 30, 2021. During these early stages of growth in Data Marketplace and Automotive Business Insight Solutions (SaaS), we expect that our costs will scale at a rate greater than our growth in revenue until we are offering our solutions through multiple products in the Data Marketplace and through Automotive Business Insight Solutions (SaaS) to multiple OEMs, Tier 1s, Distributors, or Automotive Ecosystem customers. We expect to achieve this scale by late 2022, when we expect our sales in both the Data Marketplace and Automotive Business Insight Solutions (SaaS)to increase substantially over 2021 levels.

Technology and Development

Technology and development expenses increased by $4.3 million, or 133%, during the three months ended September 30, 2021, compared to the three months ended September 30, 2020. The change is primarily due to an increase of $3.8 million in IT expenses, to support the growth of our business, as well as $0.6 million in staff costs, which were low in 2020 due to COVID-19 reductions. These increases were offset by a decrease in consulting expenses of $0.2 million as a result of hiring additional permanent resources to support our technology and development activities.

Sales and Marketing

Sales and marketing expenses increased by $4.4 million, or 548%, during the three months ended September 30, 2021, compared to the three months ended September 30, 2020. The change is primarily due to an increase of $3.0 million in staffing costs and a $1.3 million increase in marketing and advertising, as well as a $0.2 million increase in rent and other costs, offset by a decrease of $0.1 million in consulting expenses.

General and Administrative

General and administrative expenses increased by $4.5 million, or 291%, during the three months ended September 30, 2021, compared to the three months ended September 30, 2020. The change is principally related to an increase of $2.2 million in professional services as well as a $1.7 million increase in staffing costs.

Depreciation and Amortization

Depreciation and amortization increased by $0.1 million, or 6%, during the three months ended September 30, 2021, compared to the three months ended September 30, 2020. The change is primarily due to a reduction in depreciation as certain computer software was fully depreciated between periods.

Change in Fair Value of Derivative Liability

Change in fair value of derivative liability decreased by $1.5 million during the three months ended September 30, 2021, compared to the three months ended September 30, 2020. The change is due to the decrease in the embedded derivative liabilities that were bifurcated from the convertible loans issued between July 2020 and September 2021.

Change in Fair Value of Advanced Subscription Agreements

Change in fair value of advanced subscription agreements decreased by $1.0 million or 140% during the three months ended September 30, 2021, compared to the three months ended September 30, 2020. The change is due to the fair value of the underlying shares decreasing by £0.59 per share during the period from July 1, 2021 to July 31, 2021 (the date of conversion of advanced subscription agreements), compared with the increment of £3.49 per share during the three months ended September 30, 2020.

Interest Expense

Interest expense increased by $2.0 million, or 221%, during the three months ended September 30, 2021, compared to the three months ended September 30, 2020. The change is due to an increase of $0.8 million related to the secured loan notes issued in April 2021 that bear interest at a fixed rate of 9.2% per annum, and an increase of $1.5 million related to the convertible loans issued between July 2020 and June 2021 that bear interest at a fixed rate of 8.0% per annum, offset by a decrease of $0.3 million related to GM loan which was repaid in April 2021.

Other (Expense) Income, net

Other expense was ($0.4) million as of September 30, 2021, as opposed to other income of $0.6 million for the three months ended September 30, 2020. The change is primarily due to a to foreign exchange loss of ($0.4) million versus a foreign exchange gain of $0.5 in the three months ended September 30, 2021 and September 30, 2020, respectively.

Comparison of the Nine Months Ended September 30, 2021 and 2020

The following table summarizes our results of operations for the nine months ended September 30, 2021, and 2020 (in thousands):

	Nine Months Ended September 30,		Increase
	2021	2020	(Decrease)
Revenue, net	$1,198	$836	$362
Costs and operating expenses:
Cost of revenue (exclusive of depreciation and amortization shown separately below)	3,764	1,139	2,625
Technology and development	13,941	6,289	7,652
Sales and marketing	11,372	4,109	7,263
General and administrative	14,055	6,385	7,670
Depreciation and amortization	3,263	3,297	(34)
Total costs and operating expenses	46,395	21,219	25,176
Loss from operations	(45,197)	(20,383)	(24,814)
Loss of issuance of convertible loan notes	(44,242)	—	(44,242)
Change in fair value of derivative liability	(58,253)	(3,138)	(55,115)
Change in fair value of advanced subscription agreements	(6,477)	693	(7,170)
Interest expense	(7,271)	(1,346)	(5,925)
Other (expense) income, net	(468)	1,289	(1,757)
Net loss	$(161,908)	$(22,885)	$(139,023)

Revenue, net

Revenue, net increased by $0.4 million, or 43%, during the nine months ended September 30, 2021, compared to the nine months ended September 30, 2020. Revenue, net increased based on a 69% increase in gross sales to our customers to $4.1 million from $2.4 million during nine months ended September 30, 2021 and 2020, respectively. The change is primarily due to a 65% increase in the total number of customers from September 30, 2020 to September 30, 2021. Revenue, net during these periods was primarily related to Data Marketplace customers. In addition, the number of vehicles on the ADEPT platform increased 19% year over year, which increases the value of the company’s license agreements, further driving revenue increases.

Cost of Revenue (exclusive of depreciation and amortization)

Cost of revenue increased $2.6 million, or 230%, during the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020. The change is primarily due to an increase in staff cost as a result of the additional personnel hired to support our current period and expected increases in revenue. During these early stages of growth in Data Marketplace and Automotive Business Insight Solutions (SaaS), we expect that our costs will scale at a rate greater than our growth in revenue until we are offering our solutions through multiple products in the Data Marketplace and through Automotive Business Insight Solutions (SaaS)to multiple OEMs, Tier 1s, Distributors, or Automotive Ecosystem Partners. We expect to achieve this scale by late 2022 when we expect our sales in both the Data Marketplace and Automotive Business Insight Solutions (SaaS) to increase substantially over 2021 levels.

Technology and Development

Technology and development expenses increased by $7.7 million, or 122%, during the nine months ended September 30, 2021, compared to the nine months ended September 30, 2020. The change is primarily due to an increase of $4.7 million in IT expenses, comprised of a $3.1 million increase in technology costs to support the growth of our business and a $1.0 million increase in hosting fees, as well as an increase of $2.9 million in staff costs, which were low in 2020 due to COVID-19 reductions. Additionally, there was an increase of $0.1 million in rent and other related expenses to support our technology and development activities.

Sales and Marketing

Sales and marketing expenses increased by $7.3 million, or 177%, during the nine months ended September 30, 2021, compared to the nine months ended September 30, 2020. The change is primarily due to an increase of $3.8 million in staff costs as well as a $3.5 million increase in marketing and advertising activities.

General and Administrative

General and administrative expenses increased by $7.7 million, or 120%, during the nine months ended September 30, 2021, compared to the nine months ended September 30, 2020. The change is primarily due to an increase of $5.2 million in professional services as well as a $1.9 million increase in staffing costs as a result of additional personnel hired to support our growth.

Depreciation and Amortization

Depreciation and amortization decreased by less than $0.1 million, or 1%, during the nine months ended September 30, 2021, compared to the nine months ended September 30, 2020. The change is primarily due to a reduction in depreciation as certain computer software was fully depreciated between periods.

Loss on Issuance of Convertible Loans

Loss on issuance of convertible loans increased by $44.2 million during the nine months ended September 30, 2021, compared to the nine months ended September 30, 2020. The change is due to the convertible loans issued during the nine months ended September 30, 2021 including a beneficial conversion feature, a bifurcated derivative liability, and debt issuance costs which in aggregate, exceeded the allocated proceeds of the convertible loans by $44.2 million.

Change in Fair Value of Derivative Liability

Change in fair value of derivative liability increased by $55.1 million during the nine months ended September 30, 2021, compared to the nine months ended September 30, 2020. The change is due to the increase in the embedded derivative liabilities that were bifurcated from the convertible loans issued between July 2020 and June 2021.

Change in Fair Value of Advanced Subscription Agreements

Change in fair value of advanced subscription agreements increased by $7.2 million during the nine months ended September 30, 2021, compared to the nine months ended September 30, 2020. The change is due to the fair value of the underlying shares increasing by £13.94 per share during the period from January 1, 2021 to July 31, 2021, which is higher than the increment of £0.21 per share during the nine months ended September 30, 2020.

Interest Expense

Interest expense increased by $5.9 million, or 440%, during the nine months ended September 30, 2021, compared to the nine months ended September 30, 2020. The change is due to an increase of $1.3 million related to the secured loan notes issued in April 2021 that bear interest at a fixed rate of 9.2% per annum, and an increase of $4.9 million related to the convertible loans issued between July 2020 and June 2021 that bear interest at a fixed rate of 8.0% per annum, offset by a decrease of $0.3 million related to GM loan which was repaid in April 2021.

Other (Expense) Income, net

Other expense was ($0.5) million for the nine months ended September 30, 2021, as compared to other income of $1.3 million for the nine months ended September 30, 2020. The change is primarily due to an unfavorable change in foreign exchange rates of $0.9 million as well as a decrease of $0.7 million in grant income.

Liquidity and Capital Resources

Sources of Liquidity

We have incurred significant operating losses since our formation and expect to continue incurring operating losses for the next several years. As a result, we will need additional capital to fund our operations, which we may obtain through the sale of equity, debt financings, collaborations, licensing arrangements, revenue from customers or other sources. Through September 30, 2021, we have received gross proceeds of $175.6 million through sales of equity, advanced subscription agreements, convertible loan notes and debt financings. As of September 30, 2021, we had cash of $8.6 million, of which $3.8 million was held outside the United States. In the fourth quarter of 2021, we issued notes with a principal amount of $7.5 million and have the capacity to issue another $4.0 million under this facility.

On November 18, 2021 we completed the Business Combination, which raised $178.8 million, which consisting of $230.0 million of cash received in the trust, less redemptions of $132.8 million, as well as $128.5 million, through a PIPE investment, net of expenses of $46.9 million offset by a payment of $75.0 million from the Company to Apollo as stipulated in the Forward Purchase Transaction (see Note 15). The Company believes that the additional loans together with the funds raised from the Business Combination and PIPE investment will be sufficient to fund our operating expenses for at least the next twelve months from the date of issuance of these condensed consolidated financial statements. As such, the Company’s financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business.

Cash Flows

The following table summarizes our cash flows for each of the periods presented (in thousands):

	Nine Months Ended September 30,
	2021	2020
Net cash used in operating activities	$(29,927)	$(16,256)
Net cash used in investing activities	(2,618)	(2,023)
Net cash provided by financing activities	26,836	23,250
Effect of exchange rate changes on cash	(101)	(208)
Net (decrease) increase in cash	$(5,810)	$4,763

Cash Used in Operating Activities

During the nine months ended September 30, 2020, net cash used in operating activities was $29.9 million, primarily resulting from our net loss of $161.9 million, which includes non-cash expenses including: changes in fair value of derivative liability of $58.3 million, loss on issuance of convertible loans notes of $44.2 million, changes in fair value of advanced subscription agreements of $6.5 million, non-cash interest expense of $4.2 million, non-cash charges for depreciation and amortization of $3.3 million and non-cash loss on foreign currency remeasurement. The net loss was also offset by $15.0 million related to changes in components of working capital, including an increase of $0.2 million in accounts receivable, an increase of $5.2 million in accounts payable due to more vendors’ payments to support the revenue growth, a decrease of $3.7 million in prepaid expenses and other assets due to receipt of $4.0 million compensation for an insurance claim offset by $0.5 million increase in prepayments and VAT recoverable and an increase of $6.4 million in accrued expenses and other liabilities mainly due to increase in professional fee accrual of $3.2 million, increase in accrued interest of $2.2 million, increase in accrued development and technology expense of $1.5 million and increase of accrued compensation and benefits cost of $3.5 million, offset by settlement of accrued claim of $4.0 million.

During the nine months ended September 30, 2020, net cash used in operating activities was $16.3 million, primarily resulting from our net loss of $22.9 million, which is offset by non-cash charges for depreciation and amortization of $3.3 million, changes in fair value of derivative liability of $3.1 million, and non-cash interest expense of $0.4 million. The net loss was also adjusted by changes in fair value of advanced subscription agreements of $0.7 million and foreign currency adjustments of $0.1 million, offset by $0.5 million related to changes in components of working capital, including an increase of $0.2 million in accounts receivable, an increase of $1.4 million in accounts payable due to more vendors’ payments to support the revenue growth and a decrease of $0.6 million in accrued expenses and other liabilities mainly due to payment of bonus accrued at the end of December 31, 2019.

The increase in cash used by operating activities in 2021 compared to 2020 is the Company’s significant increased spending on technology and development and sales and marketing related to its expansion into marketplaces and automotive business insights, as well as increases in general and administrative expenses related to his expansion and becoming a public company.

Cash Used in Investing Activities

During the nine months ended September 30, 2021, net cash used in investing activities was $2.6 million, primarily driven by capitalized internally developed software costs of $2.1 million and purchase of office equipment of $0.5 million.

During the nine months ended September 30, 2020, net cash used in investing activities was $2.0 million, respectively, primarily driven by our capitalized internally developed software costs.

Cash Provided by Financing Activities

During the nine months ended September 30, 2021, net cash provided by financing activities was $26.8 million, primarily driven by $15.2 million net cash proceeds received from issuance of convertible notes and $25.0 million net cash proceeds received from issuance of fixed rate secured loan notes, offset by a $10.1 million repayment of our related party debt, a $3.1 million payment of deferred financing costs and a $0.1 million repayment of our loan’s payable.

During the nine months ended September 30, 2020, net cash provided by financing activities was $23.3 million, primarily driven by $10.1 million cash proceeds received from issuance of credit facility with GM, $1.0 million of the remaining cash proceeds received from B Ordinary shares issued during the year ended December 31, 2018, $11.8 million cash proceeds received from issuance of convertible notes and $0.3 million cash proceeds received from the issuance of advanced subscription agreements.

Contractual Obligations

We lease office space and data center space under operating lease agreements.

The following table sets forth our future contractual obligations as of December 31, 2020 (in thousands):

	2021	2022	2023	2024	2025	Total
General Motors debt (1)	$10,503	$—	$—	$—	$—	$10,503
Operating lease obligations (2)	799	266	—	—	—	1,065
Convertible loan notes (3)	—	—	59,621	—	—	59,621
	$11,302	$266	$59,621	$—	$—	$71,189

(1)	Amounts reflect the outstanding principal and accrued interest as of December 31, 2020. The principal and accrued interest was due on December 31, 2021 but was repaid in full in April 2021 with the proceeds from the debt financing secured in the same month.

(2)	Amounts reflect payments due for our leased office space in Manchester, UK under one operating lease agreement that expires in April 2022.

(3)	Amounts reflect our aggregate obligation if all convertible loan noteholders elected to receive repayment of their loans upon maturity rather than allowing the loans to convert into shares of equity. The amounts are comprised of the outstanding principal balance, unpaid accrued interest as of the maturity date, and a redemption premium equal to 100% of the outstanding principal. Not included in the above table is the aggregate principal of $21.2 million received for the additional convertible loans issued in 2021, resulting in an additional potential obligation to convertible loan noteholders of $46.5 million due during the year ended December 31, 2023.

Palantir Master Subscription Agreement

In May 2021, we entered into a master subscription agreement with Palantir Technologies Inc. (“Palantir”) for access to Palantir’s proprietary software for a six-year period. The remaining payments for this software subscription are $50.0 million.

Microsoft Customer Agreement

In June 2021, we entered into a cloud hosting agreement with Microsoft Corporation (“Microsoft”) for access to Microsoft’s Azure cloud services platform for a five-year period. The remaining payments for this cloud computing service are £70.8 million ($95.4 million) which are due in 2026.

Amazon Web Services

The Company is party to a cloud hosting agreement with Amazon Web Services, Inc. and Amazon Web Services EMEA SARL (collectively, “AWS”) for access to AWS’s cloud services platform for a three-year period. The remaining payments for this cloud computing service are $1.7 million in 2021, $7.1 million in 2022 and $9.4 million in 2023.

Fixed Rate Secured Loan Notes Issuance

In April 2021, we entered a Loan Note Instrument agreement in which it issued fixed rate secured loan notes in a principal amount of $21.5 million that bears interest at a fixed per annum rate of 9.2% until its maturity date in April 2024. Pursuant to the agreement, we issued further notes of $10.0 million in July 2021. In the fourth quarter of 2021 we issued an additional $7.5 million under the Loan Note Instrument.

Critical Accounting Policies and Significant Judgments and Estimates

The preparation of our consolidated financial statements in conformity with U.S. GAAP requires estimates and assumptions that affect the reported amounts and classifications of assets and liabilities, revenue and expenses, and the related disclosures of contingent liabilities in the financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. Our estimates form the basis for our judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Although we believe that our estimates, assumptions, and judgments are reasonable, they are based upon information available at the time. Actual results may differ significantly from these estimates under different assumptions, judgments or conditions.

An accounting policy is critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimate that are reasonably likely to occur, could materially impact the consolidated financial statements.

We believe that of our significant accounting policies, which are described in Note 2, Summary of Significant Accounting Policies, of the Notes to the Consolidated Financial Statements, the following accounting policies involve a greater degree of judgment and complexity. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of our operations.

Revenue Recognition

We recognize revenue under Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers for all periods presented.

Our customer agreements include one or a combination of the following contractual promises for a fixed contractual fee: (i) the supply of specified connected vehicle data and derived insights through the Wejo ADEPT Platform made available via a secured access to the Wejo ADEPT platform or via a web-based portal; (ii) the granting of a non-transferrable license to use the specified data in the manner described in each customer agreement; and, only if required, (iii) Wejo ADEPT Platform set up and connectivity services. We assess our customer agreements under ASC 606 and determined that the above contractual promises collectively represent a single performance obligation.

The transaction price is comprised of the contractual fixed fee specified in each customer agreement and is allocated to the single performance obligation. We recognize revenue when our performance obligation is satisfied through the fulfillment of the contractual promises. Our performance obligation is generally fulfilled when we provide access to the specified data either throughout the duration of each customer agreement’s contractual term or upon delivery of a one-time batch of historic data. We may deliver data and the license without supplying connectivity services. As such, we recognize revenue for customers with a contractual agreement to provide data over a period ratably over the term of the contract which is typically one year. We recognize revenue for historic batches of data to the customer, upon delivery of such data. Standard payment terms are 14 days from the date of the invoice which is typically sent to the customer monthly or upon delivery of the one-time historic batch of data.

In arrangements where another party (i.e. OEMs) is involved in providing specified services to a customer, we evaluate whether we are the principal or agent. In this evaluation, we consider if we obtain control of the specified goods or services before they are transferred to the customer, as well as other indicators such as the party primarily responsible for fulfillment and discretion in establishing price. Pursuant to the terms of the Data Sharing Agreements, certain rights retained by the OEMs over the connected vehicle data being supplied to the customers were determined to provide the OEMs with control over the data and we have determined that we act as the agent in this arrangement and recognize revenue on a net basis.

We applied the practical expedient in ASC 606 to expense as incurred those costs to obtain a contract with a customer for which the amortization period would have been one year or less.

Internally Developed Software Costs

We capitalize certain costs incurred for the internal development of software. Internally developed software includes our proprietary portal software and related applications and various applications used in our management’s portals. We expense costs incurred during the preliminary project stage for internal software programs as incurred. We capitalize external and internal costs incurred during the application development stage of new software development, as well as for upgrades and enhancements for software programs that result in additional functionality. Where applicable, we amortize over a software’s estimated useful life costs for the internally developed software. We take impairment charges when circumstances indicate that the carrying values of the assets were not fully recoverable. In the nine months ended September 30, 2021 and 2020 and the years ended December 31, 2020 and 2019, we have not recognized any impairment charges.

Valuation of Advanced Subscription Agreements and Derivative Liability

We record our ASAs at fair value with changes in fair value recorded in the condensed consolidated statement of operations and comprehensive loss.

Our outstanding convertible notes contained redemption features that meet the definition of a derivative instrument. We classified these instruments as a liability on our condensed consolidated balance sheets because the redemption features were not clearly and closely related to its host instrument and met the definition of a derivative. The derivative liability was initially recorded at fair value upon issuance of the convertible notes and was subsequently remeasured to fair value at each reporting date. Changes in the fair value of the derivative liability were recognized on the condensed consolidated statements of operations and comprehensive loss.

The fair value of the ASAs and derivative liability were determined using a scenario-based analysis. Five primary scenarios were considered: qualified financing, unqualified financing, merger or acquisition, held to maturity, and insolvency (“Exit Events”). The fair value of the advanced subscription agreements and derivative liability is comprised of the value of a conversion component and a put option component. The estimated fair value of each component is calculated independently and the added together to determine the total estimated fair value of the advanced subscription agreements or derivative liability under each scenario. The value of the advanced subscription agreements and derivative liability under each scenario was then probability weighted to arrive at the respective instrument’s recorded estimated fair value.

Assumptions and inputs used to calculate the value of the conversion component include the following:

•	the amount of principal and accrued interest, if applicable;

•	the conversion price;

•	the estimated time until the scenario’s respective Exit Event; and

•	the current estimated fair value of our Ordinary share

The fair value of the put options was estimated using the Black-Scholes option pricing model (“OPM”).

Assumptions used in the OPM include the following:

Expected volatility — We applied re-levered equity volatility based on the historical unlevered and re- levered equity volatility of our publicly traded peer companies.

Expected dividend — Expected dividend yield of zero is because we have never paid cash dividends on ordinary shares and do not expect to pay any cash dividends in the foreseeable future.

Expected term — The estimated time until the scenario’s respective Exit Event.

Risk-free interest rate — The risk-free interest rate is determined by reference to the UK Treasury yield curve for the period commensurate with the expected timing of the exit event.

Fair value of ordinary share — See “Share-Based Compensation” below for discussion of how the fair value of our ordinary share is determined.

Share-Based Compensation

We measure share-based awards granted to employees and directors based on the fair value on the date of the grant using the Black-Scholes option-pricing model for options, which uses as inputs the fair value of our ordinary and A ordinary shares and assumptions we make for the volatility of our ordinary and A ordinary shares, the expected term of our share-based awards, the risk-free interest rate for a period that approximates the expected term of our share-based awards and our expected dividend yield. For employee shares with a combination of service and performance conditions, we recognize non-cash share-based compensation expense on a straight-line basis over the requisite service period when the achievement of a performance-based milestone is probable of being met based on the relative satisfaction of the performance condition as of the reporting date.

We have not recognized any share-based compensation as of September 30, 2021, September 30, 2020, December 31, 2020 and December 31, 2019 as the performance condition triggering the options to become exercisable has not been deemed probable of occurring.

Determination of the fair value of our ordinary and A ordinary shares

As there has been no public market for our ordinary and A ordinary shares to date, the estimated fair value of our ordinary and A ordinary shares has been determined by our board of directors as of the date of each option grant, with input from management, considering our most recently available third-party valuations of ordinary and A ordinary shares. These third-party valuations were performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. Our ordinary and A ordinary shares valuations were prepared using either an option pricing method, or OPM, which used market approaches and income approaches to estimate our enterprise value. The OPM treats ordinary and A ordinary shares as call options on the total equity value of a company, with exercise prices based on the value thresholds at which the allocation among the various holders of a company’s securities changes. A discount for lack of marketability of the ordinary and A ordinary shares is then applied to arrive at an indication of value for the ordinary and A ordinary shares.

In addition to considering the results of these third-party valuations, our board of directors considered various objective and subjective factors to determine the fair value of our ordinary shares as of each grant date, including:

•	the prices at which we sold ordinary shares;

•	our stage of development and our business strategy;

•	external market conditions affecting the industry, and trends within the industry;

•	our financial position, including cash on hand, and our historical and forecasted performance and operating results;

•	the lack of an active public market for our ordinary and A ordinary shares;

•	the likelihood of achieving a liquidity event, such as an initial public offering, or IPO, or a sale of our company in light of prevailing market conditions; and

•	the analysis of IPOs and the market performance of similar companies in the industry.

The assumptions underlying these valuations represented management’s best estimates, which involved inherent uncertainties and the application of management’s judgment. As a result, if we had used significantly different assumptions or estimates, the fair value of our ordinary and A ordinary shares and our share- based compensation expense could be materially different.

Off-balance sheet arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined in the rules and regulations of the Securities and Exchange Commission.

Recently issued accounting pronouncements

A description of recently issued accounting pronouncements that may potentially impact our financial position and results of operations is disclosed in Note 2 to our condensed consolidated financial statements appearing at the end of this prospectus.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information known to the Company as of the Closing Date regarding the beneficial ownership of Company Common Shares by:

•	Each person who is known by the Company to beneficially own more than 5% of Company Common Shares;

•	Each person who is an executive officer or director of the Company; and

•	All executive officers and directors of the Company, as a group.

The information below is based on an aggregate of 93,950,205 Company Common Shares issued and outstanding as of the Closing Date. Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security or has the right to acquire such securities within 60 days, including options and warrants that are currently exercisable or exercisable within 60 days.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of Company Common Shares beneficially owned by them.

Unless otherwise noted, the business address of each of those listed in the table is c/o Wejo Ltd., ABC Building, 21-23 Quay St., Manchester, United Kingdom X0 M3 4AE.

Name and Address of Beneficial Owners	Number of Company Common Shares	Percentage of Company Common Shares
5% Holders
General Motors Holdings LLC(1)	18,781,681	20.0%
Virtuoso Sponsor LLC(2)	5,750,000	6.1%
Richard Barlow(3)	10,323,349	11.0%
Executive Officers and Directors
Diarmid Ogilvy(4)	4,000,599	4.3%
Timothy E Lee(5)	3,817,667	4.1%
John Maxwell	8,541	*
Mina Bhama	255,389	*
Den Power	127,851	*
David Burns	8,541	*
Sarah Larner	260,998	*
Samuel Hendel	20,000	*
Ann Schwister	—	—
Alan Masarek	100,000	*
Lawrence Burns	—	—
All Executive Officers and Directors as a Group (12 individuals)	18,922,935	20.1%

*	Less than 1%
(1)	The business address of this entity is c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, DE 19808.
(2)	The business address of this entity is c/o Virtuoso Acquisition Corp., 180 Post Road East, Westport, CT 06880.
(3)	Includes 1,879,004 restricted share units which fully vest in the event of termination of service for any reason other than for cause as defined in the award agreement.
(4)	Includes 80,210 common shares, held by Fleury Capital Ltd. Also includes 939,502 shares that are not exercisable within 60 days but that will vest under any termination scenario.
(5)	Includes 107,634 common shares, held by Calibogue Capital Fund One LLC, as to which Mr. Lee has shared voting and investment power. Mr. Lee disclaims such beneficial ownership. Includes 939,502 restricted share units which settle upon separation from service as defined under Section 409A of the Internal Revenue Code.

Directors and Executive Officers

Effective as of immediately after the Closing, Messrs. Richard Barlow, John Maxwell, Timothy Lee, Diarmid Ogilvy, Samuel Hendel, Alan Masarek and Lawrence Burns, and Ms. Ann M. Schwister were appointed to serve as directors of the Company. At a meeting of the Board on November 19, 2021, Mr. Lee was appointed as Chairman of the Board. Biographical information for these individuals is set forth in the section titled “Management of Wejo Group Limited Following the Business Combination” beginning on page 201 in the Proxy Statement/Prospectus, which is incorporated herein by reference.

The Board appointed Samuel Hendel, Alan Masarek, and Ann Schwister to serve on the Audit Committee, with Ann Schwister serving as its Chair. The Board appointed Lawrence Burns, Samuel Hendel, and Timothy Lee to serve on the Compensation Committee, with Timothy Lee serving as its Chair. The Board appointed Lawrence Burns, Timothy Lee and Alan Masarek to serve on the Nominating and Corporate Governance Committee, with Alan Masarek serving as its Chair. The Board appointed Richard Barlow, Lawrence Burns, Samuel Hendel and Diarmid Ogilvy to serve on the Risk Management, Security and Data Privacy Committee, with Lawrence Burns serving as its Chair. Information with respect to the Company’s Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Risk Management, Security and Data Privacy Committee is set forth in the section entitled “Management of Wejo Group Limited Following the Business Combination” beginning on page 201 in the Proxy Statement/Prospectus, which is incorporated herein by reference.

In accordance with the Amended and Restated Bye-Laws of the Company, the Board is divided into three classes, each comprising as nearly as possible one-third of the directors and serving three-year terms with only one class of directors being elected in each year. Mr. Lee, Dr. Lawrence Burns and Ms. Schwister were assigned to Class I, Messrs. Ogilvy, Maxwell and Masarek were assigned to Class II, and Messrs. Barlow and Hendel were assigned to Class III.

In connection with the consummation of the Business Combination, on November 17, 2021, Mr. Barlow was appointed to serve as the Company’s Chief Executive Officer, Mr. Maxwell was appointed to serve as the Company’s Chief Financial Officer, Ms. Bhama was appointed to serve as the Company’s General Counsel and Company Secretary, Ms. Power was appointed to serve as the Company’s Chief People Officer, Mr. David Burns was appointed to serve as the Company’s Chief Technology Officer and Ms. Larner was appointed to serve as the Company’s Executive Vice President of Strategy and Innovation. Biographical information for these individuals is set forth in the section entitled “Management of Wejo Group Limited Following the Business Combination” beginning on page 201 in the Proxy Statement/Prospectus, which is incorporated herein by reference.

Executive Compensation

Pre-Closing Compensation of Executive Officers and Directors

The compensation of Virtuoso’s executive officers and directors before the consummation of the Business Combination is set forth in the section entitled “Information About Virtuoso” on page 160 in the Proxy Statement/Prospectus and is incorporated herein by reference.

Historical compensation information regarding the named executive officers of Wejo is set forth in the section entitled “Wejo’s Executive and Director Compensation” beginning on page 209 in the Proxy Statement/Prospectus and is incorporated herein by reference.

Certain Relationships and Related Party Transactions

Information about the Company’s relationships and related party transactions is set forth in the section entitled “Certain Relationships and Related Party Transactions” beginning on page 232 of the Proxy Statement/Prospectus, which is incorporated herein by reference.

Legal Proceedings

Information about legal proceedings of the Company is set forth in the section entitled “Legal Matters” beginning on page 259 in the Proxy Statement/Prospectus, which is incorporated herein by reference.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Virtuoso’s Class A Common Stock and public warrants were listed on the NASDAQ under the symbols “VOSO” and “VOSOW,” respectively, and certain of Virtuoso’s Class A Common Stock and public warrants were quoted as units consisting of one Class A Common Stock and one half of one warrant, and were listed on the NASDAQ under the symbol “VOSU.” The units automatically separated into their component securities upon consummation of the Business Combination and, as a result, no longer trade as an independent security. On November 19, 2021, the Company Common Shares and Company Warrants began trading on the NASDAQ under the symbols “WEJO” and “WEJOW,” respectively.

As of the Closing Date, there were 412 holders of record of Company Common Shares and 1 holder of record of the Company Warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose shares of common stock and warrants are held of record by banks, brokers and other financial institutions.

Virtuoso had not paid any cash dividends on its Class A Common Stock as of the Closing Date. The Company currently intends to retain its future earnings, if any, to fund the development and growth of its business and accordingly does not anticipate paying any cash dividends in the foreseeable future. The payment of cash dividends in the future will be dependent upon the Company’s revenues and earnings, if any, capital requirements and general financial condition, subject to the discretion of the Company’s Board of Directors at such time.

The information set forth in Item 1.01 of this Current Report on Form 8-K under the subheading “Equity Incentive Plan” is incorporated herein by reference.

Recent Sales of Unregistered Securities

The information set forth in Item 3.02 of this Current Report on Form 8-K is incorporated herein by reference.

Description of the Company’s Securities

A description of the Company’s securities is included in the section entitled “Description of Wejo Group Limited Securities” beginning on page 250 in the Proxy Statement/Prospectus, which is incorporated herein by reference.

Indemnification of Directors and Officers

Information about indemnification of the Company’s directors and officers is set forth in the section entitled “Description of Wejo Group Limited Securities” beginning on page 250 in the Proxy Statement/Prospectus, which is incorporated herein by reference.

The information set forth in Item 1.01 of this Current Report on Form 8-K under the subheading “Indemnity Agreements” is incorporated herein by reference.

Financial Statements and Exhibits

The information set forth in Item 9.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities

On the Closing Date, the Company consummated the PIPE Financing. The offering of the shares of Company Common Shares issued in the PIPE Financing was not registered under the Securities Act, in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder.

The Company used the proceeds from the PIPE Financing to pay transaction fees and expenses, and the remainder of funds were contributed to the Company’s balance sheet.

Item 3.03 Material Modification to Rights of Security Holders

The information set forth under Item 1.01 – “Amended and Restated Bye-laws of the Company” of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.01 Changes in Control of Registrant

The information set forth under “Introductory Note” and Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth under Item 2.01 of this Current Report on Form 8-K under the subheadings “Executive Directors and Officers,” “Executive Compensation” and “Equity Incentive Plan / ESP Plan / SAYE Plan” is incorporated herein by reference.

Compensatory Arrangements of Certain Officers

Mr. Barlow’s Awards

In connection with the Business Combination and effective as of the effectiveness of the Company’s Registration Statement on Form 8-A, the Board granted Richard Barlow, the Company’s Chief Executive Officer, a restricted stock unit award of 1,879,004 Company Common Shares (the “Barlow RSUs”) pursuant to a sub-plan of the 2021 Plan, which represents the right to receive 1,879,004 Company Common Shares upon vesting. One-half of the Barlow RSUs vest on the 18-month anniversary of the Closing Date, and one-half of the Barlow RSUs vest on the 30-month anniversary of the Closing Date.

In the event of Mr. Barlow’s termination of employment by the Company for any reason other than Cause or on a Change in Control (both as defined in the 2021 Plan), any then unvested Barlow RSUs shall vest in full.

The foregoing description of the terms of the Barlow RSUs does not purport to be complete and is qualified in its entirety by the provisions of the Barlow RSU Award Agreement. The Barlow RSU Award Agreement is filed as Exhibit 10.7 to this Form 8-K, and incorporated by reference herein.

Subject to Mr. Barlow and the Compensation Committee agreeing to an alternative arrangement within 60 days following the Closing Date, Mr. Barlow will also be granted a restricted stock unit award of 4,697,510 Company Common Shares (the “Barlow Price-Linked RSUs”) pursuant to a sub-plan of the 2021 Plan, which represents the right to receive 4,697,510 Company Common Shares upon vesting. The Barlow Price-Linked RSUs will vest on the date on which the closing trading price of the Company Common Shares (on the NASDAQ or other principal exchange on which the Company Common Shares are traded) exceeds $50.00 per Company Common Share for any 20 trading days during any 30 trading-day period.

Mr. Maxwell’s Awards

In connection with the Business Combination and effective as of the effectiveness of the Company’s Registration Statement on Form 8-A, the Board granted John Maxwell, the Company’s Chief Financial Officer, a restricted stock unit award of 469,751 Company Common Shares (the “Maxwell RSUs”) pursuant to the 2021 Plan, which represents the right to receive 469,751 Company Common Shares upon vesting. The Maxwell RSUs will vest in equal annual installments over three years, with 1/3 of the Maxwell RSUs vesting on each of November 19, 2022, November 19, 2023 and November 19, 2024.

In connection with the Business Combination and effective as the effectiveness of the Company’s Registration Statement on Form 8-A, the Board granted Mr. Maxwell an option to purchase 469,751 Company Common Shares (the “Options”), pursuant to the 2021 Plan. The Options will vest in equal annual installments over three years, with 1/3 of the Options vesting on each of November 19, 2022, November 19, 2023 and November 19, 2024.

In the event of Mr. Maxwell’s termination of employment by the Company without Cause or his resignation for Good Reason (as such terms are defined in the Employment Agreement between the Company and Mr. Maxwell dated as of July 30, 2021), any unvested Options and Maxwell RSUs will vest, and vested Options will remain exercisable until the earlier of the second anniversary of such termination and the tenth anniversary of the grant date, subject to Mr. Maxwell’s execution of a general of release of claims within 60 days of termination of employment. If Mr. Maxwell’s employment terminates for any other reason, any unvested Options and Maxwell RSUs will be forfeited immediately, automatically, and without consideration, and vested Options will remain exercisable in accordance with the schedule set forth in the award agreement. In the event Mr. Maxwell’s service is terminated for Cause, all vested Options and Maxwell RSUs will also be forfeited immediately, automatically, and without consideration.

The foregoing descriptions of the terms of the Options and Maxwell RSUs do not purport to be complete and are qualified in their entirety by the provisions of the Maxwell Stock Option Award Agreement and the Maxwell RSU Award Agreement filed as Exhibits 10.8 and 10.9 to this Form 8-K, respectively, and incorporated by reference herein.

Director Awards

In connection with the Business Combination and effective as of the effectiveness of the Company’s Registration Statement on Form 8-A, the Board granted Timothy Lee, a member of the Board, a fully vested restricted stock unit award of 939,502 Company Common Shares (the “Lee RSUs”) pursuant to the 2021 Plan, which represents the right to receive 939,502 Company Common Shares on future payment dates. Fifty percent of the Lee RSUs will be paid on each of the first and second anniversaries of the grant date, and such payment will be made 60% in the form of Company Common Shares and 40% in cash, or such other mix of Company Common Shares and cash as the plan administrator determines. In the event that a Change in Control (as defined in the Plan) or a separation from service occurs, in each case prior to one or more payment dates, the Lee RSUs will instead be paid on the occurrence of such event.

In connection with the Business Combination and effective as of the effectiveness of the Company’s Registration Statement on Form 8-A, the Board granted Diarmid Ogilvy, a member of the Board, a restricted stock unit award of 939,502 Company Common Shares (the “Ogilvy RSUs”), pursuant to the 2021 Plan, which represents the right to receive 939,502 Company Common Shares upon vesting. One-half of the Ogilvy RSUs vest on the 18-month anniversary of the Closing Date, and one-half of the Ogilvy RSUs vest on the 30-month anniversary of the Closing Date (the “Vesting Schedule”). In the event of the termination of Mr. Ogilvy’s service by reason of the resignation of Mr. Ogilvy, any unvested RSUs will continue to exist and will then vest in accordance with the Vesting Schedule. In the event of a Change in Control (as defined in the Plan) or termination of service occurs for such reason other than the resignation of Mr. Ogilvy, in each case prior to one or more vesting dates, the Ogilvy RSUs will instead vest on the occurrence of such event.

The foregoing descriptions of the terms of the Lee RSUs and Ogilvy RSUs are qualified in their entirety by reference to the applicable award agreements, copies of which are included as Exhibits 10.10 and 10.11 to this Current Report on Form 8-K, respectively, and incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

The information set forth in Item 3.03 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.06 Change in Shell Company Status.

The information set forth under “Introductory Note” and Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of Business Acquired

The audited consolidated financial statements of Wejo as of December 31, 2020 and 2019 and for the years ended December 31, 2020 and 2019 included beginning on page F-35 in the Proxy Statement/Prospectus are incorporated herein by reference.

The Unaudited Condensed Consolidated Financial Statements of Wejo as of and for the nine months ended September 30, 2021 and September 30, 2020 are attached hereto as Exhibit 99.1 and are incorporated herein by reference.

The audited consolidated financial statements of Virtuoso as of December 31, 2020 and for the period from August 25, 2020 (inception) through December 31, 2020 included beginning on page F-3 in the Proxy Statement/Prospectus are incorporated herein by reference.

The Unaudited Condensed Consolidated Financial Statements of Virtuoso as of September 30, 2021 and September 30, 2020 and for the nine-month period ending September 30, 2021 and the period from August 25, 2020 (inception) through September 30, 2020 are attached hereto as Exhibit 99.2 and are incorporated herein by reference.

Financial Information

(b) Pro Forma Financial Information

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

Wejo Group Limited is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Business Combination. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

The Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2021 combines the unaudited condensed consolidated balance sheet of Wejo Limited (“Accounting Predecessor”) as of September 30, 2021 and the unaudited condensed balance sheet of Virtuoso Acquisition Corp (“Virtuoso”) as of September 30, 2021 on a pro forma basis as if the Business Combination had been consummated on September 30, 2021. The Unaudited Pro Forma Condensed Combined Statements of Operations and Comprehensive Loss for the nine months ended September 30, 2021 and the year ended December 31, 2020 combine the unaudited condensed consolidated statement of operations and comprehensive loss of the Accounting Predecessor for the nine months ended September 30, 2021, the audited consolidated statement of operations and comprehensive loss of the Accounting Predecessor for the year ended December 31, 2020 and unaudited condensed statement of operations of Virtuoso for the nine months ended September 30, 2021 and audited statement of operations from August 25, 2020 (inception) through December 31, 2020 on a pro forma basis as if the Business Combination had been consummated on January 1, 2020, the beginning of the earliest period presented. The Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2021 and the Unaudited Pro Forma Condensed Combined Statements of Operations and Comprehensive Loss for the nine months ended September 30, 2021 and the year ended December 31, 2020, together with the accompanying notes, are the Unaudited Pro Forma Condensed Combined Financial Statements.

The historical financial information of the Accounting Predecessor was derived from the Wejo Limited Unaudited 2021 Condensed Consolidated Interim Financial Statements and the Wejo Limited 2020 Audited Consolidated Financial Statements, which are included elsewhere in the Proxy Statement/Prospectus. The historical financial information of Virtuoso was derived from the Unaudited Condensed Financial Statements of Virtuoso as of September 30, 2021 and for the period from August 25, 2020 (inception) to December 31, 2020, which are included elsewhere in the Proxy Statement/Prospectus. This information should be read together with the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements, the Wejo Limited Unaudited 2021 Condensed Consolidated Interim Financial Statements and related notes, the Wejo Limited Audited 2020 Consolidated Financial Statements and related notes, the Unaudited Condensed Financial Statements of Virtuoso and related notes, the sections titled “Wejo’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Virtuoso’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in the Proxy Statement/Prospectus.

Description of the Transaction

On May 28, 2021, Wejo Group Limited, Virtuoso, Yellowstone Merger Sub Inc. (“Merger Sub”), Wejo Bermuda Limited, and the Accounting Predecessor entered into a Business Combination Agreement to effectuate the Business Combination. In order to effectuate the Business Combination, Wejo Limited created a newly formed wholly owned entity, Wejo Group Limited, which acquired all of the shares of the Accounting Predecessor. Following the acquisition of the Accounting Predecessor’s shares, Wejo Group Limited acquired Virtuoso. The acquisition of Virtuoso was effectuated through a merger between Merger Sub and Virtuoso. Merger Sub was a newly formed wholly owned entity of Wejo Group Limited. Virtuoso survived the merger. The Accounting Predecessor and Virtuoso will be indirect wholly owned subsidiaries of Wejo Group Limited following the Business Combination. Wejo Group Limited currently has no material operations, assets or liabilities. For more information about the Business Combination, please see the section entitled “Proposal No. 1 — The Business Combination Proposal” in the Proxy Statement/Prospectus

Earnout Shares

During the seven-year period following the closing of the Business Combination (the “Earnout Period”), Wejo Group Limited may issue up to 6,000,000 Company Common Shares to the equityholders of the Accounting Predecessor, comprised of four separate tranches of 1,500,000 Company Common Shares each, issuable upon the occurrence of each Earnout Triggering Event (defined below). The issuance of these shares would dilute all Company Common Shares outstanding at that time. An “Earnout Triggering Event” means the date on which the closing volume weighted average price of one share of common stock quoted on the New York Stock Exchange (or the exchange on which the Company Common Shares are then listed) is greater than or equal to certain specified prices for any 20 trading days within any 30 consecutive trading day period within the Earnout Period.

The Earnout Shares were recognized at fair value upon the closing of the Business Combination and classified in stockholders’ equity. Because the Business Combination is accounted for as a reverse recapitalization, the issuance of the Earnout Shares were treated as a deemed dividend and since the Company does not have retained earnings, the issuance was recorded within additional-paid-in capital (“APIC”) and has a net nil impact on APIC. The unaudited pro forma condensed combined financial statements do not reflect pro forma adjustments related to the recognition of the Earnout Shares because there is no net impact on stockholders’ equity on a pro forma combined basis.

Forward Purchase Agreement

On November 10, 2021, each of Apollo A-N Credit Fund (Delaware), L.P., Apollo Atlas Master Fund, LLC, Apollo Credit Strategies Master Fund Ltd., Apollo PPF Credit Strategies, LLC and Apollo SPAC Fund I, L.P. (each a “Seller”) entered into an agreement, on a several and not joint basis, with Wejo Group Limited (the “Forward Purchase Agreement”) for an OTC Equity Prepaid Forward Transaction (the “Forward Purchase Transaction”). Each Seller intends, but is not obligated, to purchase shares of Virtuoso Class A common stock (the “VOSO Shares”) from holders of VOSO Shares, including holders (other than the Company or affiliates of the Company) who have redeemed VOSO Shares or indicated an interest in redeeming VOSO Shares pursuant to the redemption rights set forth in Company’s Certificate of Incorporation in connection with the Business Combination (such redeemed or redeeming holders, the “Redeeming Holders”). Pursuant to the terms of the Forward Purchase Agreement, each Seller has agreed to waive any redemption rights with respect to any such VOSO Shares purchased from the Redeeming Holders in connection with the Business Combination.

Subject to certain termination provisions, the Forward Purchase Agreement provides that on the 2-year anniversary of the effective date of the Forward Purchase Transaction (the “Maturity Date”), each Seller will sell to the Company the number of shares purchased by such Seller (up to a maximum of 7,500,000 shares across all Sellers) of VOSO Shares (or any shares received in a share-for-share exchange pursuant to the Business Combination) (the “FPA Shares”) at a price equal to the per share redemption price of VOSO Shares calculated pursuant to Section 9.2 of Virtuoso’s Certificate of Incorporation (the “Forward Price”). In consideration for such sale, one business day following the closing of the Business Combination, such Seller will be paid an amount equal to the Forward Price multiplied by the number of FPA Shares underlying the Transaction between such Seller and Wejo (the “Prepayment Amount”).

At any time, and from time to time, after the closing of the Business Combination, each Seller may sell FPA Shares at its sole discretion in one or more transactions, publicly or privately and, in connection with such sales, terminate the Forward Purchase Transaction in whole or in part in an amount corresponding to the number of FPA Shares sold (the “Terminated Shares”) with notice required to the Company within one business day following any such sale. On the settlement date of any such early termination, such Seller will pay to the Company a pro rata portion of the Prepayment Amount representing the Forward Price for the Terminated Shares. At the Maturity Date, each Seller will transfer any remaining FPA Shares to Wejo Group in satisfaction of its obligations under the Forward Purchase Agreement.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a capital reorganization whereby Wejo Group Limited will be the successor to the Accounting Predecessor. The capital reorganization will be immediately followed by Wejo Group Limited acquiring Virtuoso, which will be effectuated by Merger Sub merging with Virtuoso with Virtuoso being the surviving entity. As Virtuoso will not be recognized as a business under U.S. GAAP given it consists primarily of cash in the Trust Account, Wejo Group Limited’s acquisition of Virtuoso will be treated as a recapitalization. Under this method of accounting, the ongoing financial statements of Wejo Group Limited will reflect the net assets of the Accounting Predecessor and Virtuoso at historical cost, with no additional goodwill recognized.

The Accounting Predecessor has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•	The Accounting Predecessor’s shareholder group will have the largest portion of relative voting rights in Wejo Group Limited;

•	The senior management team of the Accounting Predecessor will continue to serve in such positions with substantially similar responsibilities and duties at Wejo Group Limited following consummation of the Business Combination; and

•	The purpose and intent of the Business Combination is to create an operating public company, with management continuing to use the Wejo Limited platform to grow the business and the combined company will be named Wejo Group Limited.

Basis of Pro Forma Presentation

Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the Unaudited Pro Forma Condensed Combined Financial Statements are described in the accompanying notes. The Unaudited Pro Forma Condensed Combined Financial Statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated. Further, the Unaudited Pro Forma Condensed Combined Financial Statements do not purport to project the future operating results or financial position of Wejo Group Limited following the consummation of the Business Combination. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these Unaudited Pro Forma Condensed Combined Financial Statements and are subject to change as additional information becomes available and analyses are performed.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2021
(U.S. dollars in thousands, except share data)

	Historical
	Accounting Predecessor	VOSO	Reclassification Adjustments	Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$8,611	$680		$97,256	(A)	$115,047
				122,718	(B)
				7,918	(C)
				1,733	(D)
				(8,050	)(E)
				(17,941	)(H)
				(22,878	)(I)
				(75,000	)(G)
Accounts receivable, net	930					930
Prepaid expenses and other current assets	12,577		304	(8,334	)(I)	41,896
				(151	)(H)
				37,500	(G)
Prepaid expenses		304	(304)
Total current assets	22,118	984	-	134,771		157,873
Property and equipment, net	603			-		603
Intangible assets, net	9,917			-		9,917
Prepaid expenses - non-current		86	-	-		86
Other assets				37,500	(G)	37,500
Marketable Securities Held in Trust account		230,035	-	(230,035	)(A)	-
Total assets	$32,638	$231,105	$-	$(57,764)		$205,979

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$7,282		$122	$(530	)(I)	$6,874
Accounts payable and accrued expenses		122	(122)	-		-
Accrued expenses and other current liabilities	20,957		233	(3,090	)(F)	14,990
				(6,904	)(I)
				3,811	(J)
				(17	)(H)
Franchise tax payable		150	(150)			-
Due to related party	34	83	(83)			34
Total current liabilities	28,273	355	-	(6,730)		21,898
Convertible loan notes	8,809			(8,809	)(F)	-
Derivative liability	126,927			(126,927	)(F)	-
Long term debt	26,313					26,313
Warrant Liabilities		20,947		(7,722	)(N)	13,225
Deferred underwriter's discount		8,050		(8,050	)(E)	-
Total liabilities	190,322	29,352	-	(158,238)		61,436
Commitments and contingent liabilities
Class A Common stock subject to possible redemption	-	230,000		(132,779	)(A)	-
				(97,221	)(K)
Shareholders’ Equity:
Wejo Limited
Ordinary Shares	89			-	(D)	-
				42	(F)
				11	(C)
				(142	)(M)
A Ordinary Shares	-			80	(D)	-
				(80	)(M)
B Ordinary Shares	70			(70	)(M)	-
Additional paid-in capital	146,768			10,063	(D)	-
				144,656	(F)
				7,907	(C)
				(23,778	)(I)
				(285,616	)(M)
Accumulated deficit	(308,678)			(8,410	)(D)	-
				(5,872	)(F)
				(3,811	)(J)
				326,771	(M)
Accumulated other comprehensive loss	4,067			(4,067	)(M)	-
VOSO
Class A Common Stock		-		1	(K)	-
				(1	)(L)
Class B Common Stock		1		(1	)(L)	-
Class C Common Stock		-		1	(N)	-
				(1	)(O)
Additional paid-in capital		-		97,220	(K)	-
				(18,075	)(H)
				7,721	(N)
				(7,721	)(O)
				(79,145	)(L)
Accumulated deficit		(28,248)		28,248	(L)	-
Wejo Group Limited
Common stock				13	(B)	98
				15	(L)
				66	(M)
				4	(P)
Additional paid-in capital				122,705	(B)	497,007
				50,884	(L)
				285,842	(M)
				37,576	(P)
Accumulated deficit				(326,771	)(M)	(364,351)
				(37,580	)(P)
Accumulated other comprehensive loss				4,067	(M)	4,067
Total shareholders' equity	(157,684)	(28,247)	-	322,752		136,821
Non-controlling Interest	-			7,722	(O)	7,722
Total liabilities, shareholders’ equity (deficit), and non-controlling interest	$32,638	$231,105	$-	$(57,764)		$205,979

See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS AND
COMPREHENSIVE LOSS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2021
(U.S. dollars in thousands, except share data)

	Historical
	Accounting Predecessor	VOSO	Reclassification Adjustments	Transaction Accounting Adjustments		Pro Forma Combined
Revenue, net	$1,198	$-	$-	$-		1,198
Costs and operating expenses:
Cost of revenue	3,764	-				3,764
Technology and development	13,941	-				13,941
Sales and marketing	11,372	-				11,372
General and administrative	14,055	-	850	5,494	(JJ)	22,223
				1,824	(KK)
Formation and operating costs	-	850	(850)			-
Depreciation and amortization	3,263	-				3,263
Total costs and operating expenses	46,395	850	-	7,318		54,563
Operating loss:	(45,197)	(850)	-	(7,318)		(53,365)
Loss of issuance of convertible loan notes	(44,242)			44,242	(AA)	-
Change in fair value of derivative liability	(58,253)			58,253	(CC)	-
Change in fair value of advanced subscription agreements	(6,477)			6,477	(DD)	-
Change in fair value of warrant liabilities		(6,154)		2,244	(FF)	(3,910)
Offering expenses related to warrant issuance		(529)	529			-
Interest expense	(7,271)			5,562	(AA)	(1,709)
Interest income		35		(35)	(EE)	-
Other income (expense), net	(468)		(529)			(997)
Net loss	(161,908)	(7,498)	-	109,425		(59,981)
Other comprehensive income (loss):
Foreign exchange translation adjustment	4,026	-		-		4,026
Comprehensive loss	$(157,882)	$(7,498)	$-	$109,425		$(55,955)
Weighted average common shares outstanding, basic and diluted	11,453,864	26,643,773				97,708,213
Basic and diluted net loss per share	$(14.14)	$(0.28)				$(0.61)

See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS AND
COMPREHENSIVE LOSS

FOR THE YEAR ENDED DECEMBER 31, 2020
(U.S. dollars in thousands, except share data)

	Historical
	Accounting Predecessor	VOSO	Reclassification Adjustments	Transaction Accounting Adjustments		Pro Forma Combined
Revenue, net	$1,336	$-	$-	$-		1,336
Costs and operating expenses:
Cost of revenue	1,688	-		1,051	(GG)	3,350
				611	(HH)
Technology and development	7,683	-		2,303	(GG)	10,446
				460	(HH)
Sales and marketing	7,039	-		2,889	(GG)	11,744
				1,816	(HH)
General and administrative	10,173	-	1	2,167	(GG)	60,603
				924	(HH)
				37,580	(II)
				7,325	(JJ)
				2,433	(KK)
Formation and operating costs	-	1	(1)			-
Depreciation and amortization	4,077	-				4,077
Total costs and operating expenses	30,660	1	-	59,559		90,220
Operating loss:	(29,324)	(1)	-	(59,559)		(88,884)
Loss of issuance of convertible loan notes	(13,112)			13,112	(AA)	-
Change in fair value of derivative liability	(8,724)			8,724	(CC)	-
Change in fair value of advanced subscription agreements	(1,808)			1,808	(DD)	-
Loss on conversion of convertible loan notes	-			(5,872)	(BB)	(5,872)
Interest expense	(2,594)			1,556	(AA)	(1,038)
Other income (expense), net	687					687
Net loss	(54,875)	(1)	-	(40,231)		(95,107)
Other comprehensive income (loss):
Foreign exchange translation adjustment	(2,220)	-		-		(2,220)
Comprehensive loss	$(57,095)	$(1)	$-	$(40,231)		$(97,327)
Weighted average common shares outstanding, basic and diluted	11,324,677	5,000,000				97,708,213
Basic and diluted net loss per share	$(4.85)	$(0.00)				$(0.97)

See accompanying notes to unaudited pro forma condensed combined financial information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 — Basis of Presentation

The Business Combination will be accounted for as a capital reorganization whereby Wejo Group Limited will be the successor to the Accounting Predecessor. The capital reorganization will be immediately followed by Wejo Group Limited acquiring Virtuoso, which will be effectuated by Merger Sub merging with and into Virtuoso, with Virtuoso being the surviving entity. As Virtuoso will not be recognized as a business under U.S. GAAP given it consists primarily of cash in the Trust Account, Wejo Group Limited’s acquisition of Virtuoso will be treated as a recapitalization. Under this method of accounting, the ongoing financial statements of Wejo Group Limited will reflect the net assets of the Accounting Predecessor and Virtuoso at historical cost, with no additional goodwill recognized.

The unaudited pro forma condensed combined balance Sheet as of September 30, 2021 assumes the Business Combination occurred on September 30, 2021. The Unaudited Pro Forma Condensed Combined Statements of Operations and Comprehensive Loss for the nine months ended September 30, 2021 and the year ended December 31, 2020 present the pro forma effect to the Business Combination as if it had been completed on January 1, 2020 the beginning of the earliest year presented. These periods are presented on the basis of the Accounting Predecessor as the accounting acquirer.

The Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2021 has been prepared using, and should be read in conjunction with, the following:

•	The Accounting Predecessor’s unaudited condensed consolidated balance sheet as of September 30, 2021 and the related notes, included elsewhere in this Current Report on Form 8-K; and

•	Virtuoso’s unaudited condensed balance sheet as of September 30, 2021 and the related notes, included elsewhere in this Current Report on Form 8-K.

The Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Loss for the nine months ended September 30, 2021 has been prepared using, and should be read in conjunction with, the following:

•

The Accounting Predecessor’s unaudited condensed consolidated statement of operations and comprehensive loss for the nine months ended September 30, 2021 and the related notes, included elsewhere in this Current Report on Form 8-K; and

•	Virtuoso’s unaudited condensed statement of operations for the nine months ended September 30, 2021 and the related notes, included elsewhere in this Current Report on Form 8-K.

The Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Loss for the year ended December 31, 2020 has been prepared using, and should be read in conjunction with, the following:

•

The Accounting Predecessor’s audited consolidated statement of operations and comprehensive loss for the year ended December 31, 2020 and the related notes, included in the Proxy Statement/Prospectus; and

•	Virtuoso’s audited condensed statement of operations for the period from August 25, 2020 (inception) through December 31, 2020 and the related notes, included in the Proxy Statement/Prospectus.

The pro forma adjustments reflecting the consummation of the Business Combination are based on currently available information and certain assumptions and methodologies that Wejo Group Limited believes is reasonable under the circumstances. The unaudited pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Wejo Group Limited believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The Unaudited Pro Forma Condensed Combined Financial Statements are not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the Wejo Unaudited 2021 Interim Condensed Consolidated Financial Statements and related notes, the Wejo Limited Audited 2020 Consolidated Financial Statements and related notes, and the Virtuoso Unaudited Condensed Financial Statements as of September 30, 2021 and for the period from August 25, 2020 (inception) to December 31, 2020 included in the Proxy Statement/Prospectus.

Note 2 — Conforming Accounting Policies

During the preparation of the unaudited pro forma condensed combined financial information, management performed an initial review of the accounting policies of Virtuoso to determine if differences in accounting policies require reclassification or adjustment. As a result of that review, management did not become aware of any material differences between the accounting policies of the two companies, other than certain reclassifications necessary to conform Virtuoso to the Accounting Predecessor’s financial statement presentation. These reclassifications are described in Note 3 below. When management completes a final review of Virtuoso’s accounting policies, additional differences may be identified that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial information.

Note 3 — Reclassifications

Certain reclassification adjustments have been made to conform Virtuoso’s financial statement presentation to that of Wejo Group Limited’s as noted below:

a)

Virtuoso’s prepaid expenses line item was reclassified to prepaid expenses and other current assets to conform with Accounting Predecessor’s balance sheet presentation. This reclassification has no impact on Total assets.

b)	Virtuoso’s accounts payable and accrued expenses line item was reclassified to accounts payable to conform with the Accounting Predecessor’s balance sheet presentation. This reclassification has no impact on Total liabilities.

c)	Virtuoso’s franchise tax payable and due to related party lines items were reclassified to accrued expenses and other current liabilities to conform with the Accounting Predecessor’s balance sheet presentation. This reclassification has no impact on total liabilities.

d)	Virtuoso’s formation and operating costs was reclassified to general and administrative to conform with the Accounting Predecessor’s statement of operations and comprehensive loss presentation. This reclassification has no impact on total costs and operating costs.

e)	Virtuoso’s offering expenses related to warrant issuance was reclassified to other income (expense), net to conform with the Accounting Predecessor’s statement of operations and comprehensive loss presentation. This reclassification has no impact on total costs and operating costs.

Note 4 — Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” which has been early adopted in its entirety. Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Wejo Group Limited has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

The pro forma condensed combined financial information does not include an income tax adjustment. Upon closing of the Business Combination, it is likely that the combined company will record a valuation allowance against the total U.S. and state deferred tax assets as the recoverability of the tax assets is uncertain. The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the combined company filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations and comprehensive loss are based upon the number of the post-combination company’s shares outstanding, assuming the Business Combination occurred on January 1, 2020.

See accompanying notes to unaudited pro forma condensed combined financial information.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The Transaction Accounting Adjustments included in the Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2021 are as follows:

(A)

Reflects the reclassification of $230.0 million of cash and marketable securities held in Trust Account that became available to fund the Business Combination, which was further reduced as a result of redemption of 13,275,691 shares by Virtuoso public stockholders resulting in $132.8 million returned to Virtuoso public stockholders. Accordingly, an adjustment of $97.3 million was recorded to increase cash and cash equivalents, with corresponding adjustments of $132.8 million to reduce Class A common stock subject to possible redemption.

(B)	Reflects the gross proceeds of $128.5 million received through the issuance of Wejo Group Limited shares with a par value of $0.001 to the PIPE Investors, which will be offset by the PIPE fee of 4.5% of gross proceeds, or $5.8 million. Issuance costs, payable at closing, are accounted for through a reduction of cash and cash equivalents and a corresponding reduction in Wejo Group Limited additional paid-in capital.

(C)	Reflects the gross proceeds of $7.9 million received through the issuance of ordinary shares of the Accounting Predecessor with a par value of £0.01, upon the exercise of all warrants.

(D)

Reflects the acceleration of historical Accounting Predecessor stock-based compensation awards that vested upon the Closing of the Business Combination and the gross proceeds of $1.7 million received through the issuance of ordinary shares of the Accounting Predecessor with a par value of £0.01 upon the exercise of awards. Share-based compensation expense of $8.4 million is based on the grant date fair value of the awards.

(E)	Reflects the settlement of $8.1 million of deferred underwriters’ fees incurred during Virtuoso’s IPO that became payable upon completion of the Business Combination.

(F)

Reflects the automatic conversion of the Accounting Predecessor’s Convertible Loan Notes into ordinary shares of the Accounting Predecessor. Upon the conversion, the carrying value of the debt of $8.8 million, and the related accrued interest of $3.1 million and derivative liability of $126.9 million were derecognized. The ordinary shares of the Accounting Predecessor issued in exchange for the debt were recorded at fair value to ordinary shares and additional paid-in capital in the aggregate amount of $144.7 million, with the resulting difference being accounted for as a loss on extinguishment of $5.9 million in earnings (see note AA below).

(G)

Reflects the reduction of cash and cash equivalents for the Prepayment Amount of $75.0 million relating to the Forward Purchase Agreement and the recognition of the corresponding receivable, 50.0% recognized to both prepaid expenses and other current assets and other assets.

(H)	Reflects estimated direct and incremental transaction costs incurred by Virtuoso related to the Business Combination of approximately $18.1 million for advisory, legal, accounting and auditing fees and other professional fees reflected as a direct reduction to the additional paid in capital and are assumed to be cash settled. As of September 30, 2021, Virtuoso had deferred transaction costs incurred of $0.2 million, all of which had been paid.

(I)	Reflects estimated direct and incremental transaction costs incurred by the Accounting Predecessor’s related to the Business Combination of approximately $23.8 million for advisory, legal, accounting and auditing fees and other professional fees reflected as a direct reduction to the additional paid in capital and are assumed to be cash settled. As of September 30, 2021, the Accounting Predecessor had deferred transaction costs incurred of $8.3 million, of which $7.4 million was unpaid.

(J)	Reflects the accrual of $3.8 million of the Accounting Predecessor’s additional one-time transaction costs that are not directly attributable to the Business Combination (see note HH below).

(K)

Represents the reclassification of approximately 9,724,309, shares of Virtuoso Class A common stock not previously redeemed by Virtuoso common stockholders to permanent equity at a par value of $0.001 (see note A above).

(L)

Reflects the merger between Merger Sub and Virtuoso with Virtuoso as the surviving entity. All outstanding Virtuoso Class B common stock automatically converted into Virtuoso Class A common stock, subsequently, all Virtuoso Class A stockholders were exchanged for Company Common Shares. Accordingly, Virtuoso’s Class A and B common stock, accumulated deficit and additional paid-in capital was eliminated, while the Company’s Common shares and additional paid-in capital were increase by approximately $15,000 and $50.9 million, respectively. Also, part of the merger, all Founder Virtuoso warrants were exchanged for equity units in Wejo Bermuda Limited that are exchangeable into Company Common Shares or cash, as determined by Wejo Bermuda Limited, on the same terms as such warrants (see notes N and O below).

(M)	The financial statements going forward will be consolidated at the Wejo Group Limited level. As a result, the adjustments reflect the reclassification of certain equity balances: (a) reclassification of $326.8 million of Accounting Predecessor accumulated deficit to Wejo Group Limited accumulated deficit, (b) reclassification of $4.1 million of Accounting Predecessor accumulated other comprehensive loss to Wejo Group Limited accumulated other comprehensive loss, (c) the issuance of Company Common Shares to shareholders of the Accounting Predecessor, and (d) reclassification of Accounting Predecessor additional paid-in capital to Wejo Group Limited additional paid-in capital with a reduction in Wejo Group Limited additional paid-in capital equal to the Company Common Shares less Accounting Predecessor additional paid-in capital.

(N)	Prior to the contribution by the Sponsor’s shares of Virtuoso Class C stock into Wejo Bermuda Limited, which is a consolidated subsidiary of Wejo Group Limited, the Sponsor’s Virtuoso warrants were exchanged for Virtuoso Class C common stock. Accordingly, a decrease of $7.7 million to Warrant liability related to the Virtuoso warrants is recorded with a corresponding increase of Class C common stock and Additional paid-in capital.

(O)	Reflects the contribution of Sponsor’s shares of Class C common stock in exchange for a non-controlling equity interest in Wejo Bermuda Limited. After the contribution, holders of the equity units in Wejo Bermuda Limited may exchange their interest for Company Common Shares or for cash, at Wejo Bermuda Limited’s option. Therefore, the pro forma adjustment removes the Virtuoso Class C shares and corresponding $7.7 million in additional paid-in capital related to the recapitalization and increases the Wejo Group Limited’s non-controlling interest by $7.7 million.

(P)

Reflects the additional stock-based compensation and impact on the par value of £0.01 for the issuance of Wejo Group Limited common shares to certain directors and officers subsequent to the closing of the Business Combination. Estimated share-based compensation expense of $37.6 million is based on an estimated price of $10.00 per share and 3,758,008 shares issued immediately subsequent to the closing of the Business Combination. (see note II below).

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Loss

The Transaction Accounting Adjustments included in the Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Loss for the nine months ended September 30, 2021 and the year ended December 31, 2020 are as follows:

(AA)	Reflects an adjustment to eliminate interest expense, debt issuance cost, amortization of discount on debt, and loss on issuance of the debt upon the automatic conversion of the Accounting Predecessor’s Convertible Loan Notes as it is assumed that the Convertible Loan Notes have been converted to ordinary shares of the Accounting Predecessor and then to Company Common Shares as if the Business Combination had occurred on January 1, 2020.

(BB)

Reflects an adjustment to record a loss of $5.9 million on conversion of the Accounting Predecessor’s Convertible Loan Notes as it is assumed that the Convertible Loan Notes have been converted to ordinary shares of the Accounting Predecessor and then to Company Common Shares as if the Business Combination had occurred on January 1, 2020. It should be noted that the Accounting Predecessor’s Convertible Loan Notes were issued after January 1, 2020, and therefore, the loss on conversion of $5.9 million was calculated based on the carrying amounts of the convertible notes and derivative liability as of September 30, 2021, which represents the best available information.

(CC)	Reflects an adjustment to eliminate the impact of the change in the fair value of derivative liability for the Convertible Loan Notes issued by the Accounting Predecessor as it is assumed that the derivative liability would have been extinguished upon conversion of the Accounting Predecessor’s Convertible Loan Notes as if the Business Combination had occurred on January 1, 2020.

(DD)	Reflects an adjustment to eliminate the impact of the change in the fair value of advanced subscription agreements issued by the Accounting Predecessor as it is assumed that the advanced subscription agreements would have been converted to ordinary shares of the Accounting Predecessor and then to Company Common Shares as if the Business Combination had occurred on January 1, 2020.

(EE)	Reflects the elimination of interest income related to the marketable securities held in the Trust Account.

(FF)	Reflects change in fair value of warrant liabilities related to the Sponsor’s Virtuoso warrants recognized in Virtuoso’s condensed statement of operations as it is assumed that the Sponsor’s Virtuoso warrants have been exchanged for Virtuoso Class C common stock and then immediately exchanged for a non-controlling equity interest in Wejo Bermuda Limited as if the Business Combination had occurred on January 1, 2020.

(GG)	Reflects the expense related to employee share-based compensation as a result of the Business Combination. The employee awards of Accounting Predecessor included performance conditions that vested upon a qualifying Exit Event, which was previously not probable. Therefore, in connection with the Business Combination, Accounting Predecessor recognized share-based compensation related to share-based compensation awards that vested upon the occurrence of the Business Combination. This expense, which is non-taxable, is a non-recurring item.

(HH)	Reflects an accrual of $3.8 million for additional transaction costs not directly attributable to the Business Combination (see note J above). This one-time adjustment was made only to the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020.

(II)

Reflects the share-based compensation expense of $37.6 million related to the 3,758,008 Wejo Group Limited common shares granted to certain directors and officers subsequent to the closing of the Business Combination under Wejo Group Limited’s new equity incentive plan. The holders' right to the shares are not contingent upon provision of future service. Therefore, in connection with the Business Combination, the Company recognized the full share-based compensation related to the awards subsequent to the occurrence of the Business Combination. This expense, which is non-taxable, is a non-recurring item (see note P above).

(JJ)

Reflects the additional stock-based compensation of $5.5 million and $7.3 million during the nine months ended September 30, 2021 and the year ended December 31, 2020, respectively, related to the unvested restricted stock units ("RSUs") of Wejo Group Limited common shares granted to a certain executive subsequent to the closing of the Business Combination under Wejo Group Limited's new equity incentive plan. Vesting of this award is based on the Company's share price hitting a certain target. The RSUs are determined to be market-based awards (“Market Based Awards”) for which the Company has estimated a fair value as of January 1, 2020 using a Monte Carlo model to simulate a distribution of future stock prices and derived a service period through which to expense the related fair value. The RSUs had a day one fair value of $6.69 per share and a derived service period of 4.3 years.

(KK)

Reflects the additional stock-based compensation of $1.8 million and $2.4 million during the nine months ended September 30, 2021 and the year ended December 31, 2020, respectively, related to the unvested stock options and RSUs of Wejo Group Limited common shares granted to a certain executive subsequent to the closing of the Business Combination under Wejo Group Limited's new equity incentive plan. The award vests annually over a three-year period. The Company determined the fair value of the options using a Black-Scholes Model and the fair value of the RSUs is based on the PIPE investment of $10.00 per share.

Note 5 — Loss Per Share

Represents the net loss per share calculated using the weighted average shares outstanding, and the issuance of additional Wejo Group Limited shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2020. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented:

(U.S. dollars in thousands, except share data)	Nine Months Ended September 30, 2021	Year Ended December 31, 2020
Pro forma net loss attributable to the Company	$(59,981)	$(95,107)
Weighted average Company Common Shares outstanding—basic and diluted	97,708,213	97,708,213
Net loss per Common share—basic and diluted	$(0.61)	$(0.97)

(1)	For the purposes of calculating the weighted average number of shares of Company Common Shares outstanding, the effect of outstanding Virtuoso warrants and exchangeable units to purchase 18,100,000 of Company Common Shares was not considered in the calculation of diluted loss per share, since the inclusion of such warrants would be anti-dilutive.

(2)	For the purposes of calculating the weighted average number of shares of Company Common Shares outstanding, the contingent RSUs and Earnout Shares have been excluded from the basic loss per share as they are contingently issuable based upon the price of the Company Common Shares reaching specified thresholds that are not currently met. The RSUs and Earnout Shares should be considered for diluted losses per share, however, these securities would be anti-dilutive given the historical pro forma net loss and have therefore been excluded from diluted pro forma loss per share.

The following summarizes the number of shares of Company Common Shares outstanding following the Business Combination(1):

	Ownership in shares	Percent of ownership
Equity Capitalization Summary
Wejo Limited shareholders	65,625,896	69.9%
PIPE Investors	12,850,000	13.7%
Virtuoso Public Stockholders	9,724,309	10.4%
Sponsor	5,750,000	6.1%
Total Company Common Shares	93,950,205	100.0%

(1)

If the Company Common Shares expected to be issued from: (i) the Equity Incentive Plan after closing of the Business Combination are deemed issued as of consummation of the Business Combination, (ii) the Earnout Shares issuable to certain Wejo Limited shareholders upon the achievement of price triggers of $15.00, $18.00, $21.00 and $24.00 during the Earnout Period are deemed issued as of consummation of the Business Combination and (iii) the exchangeable units of Limited are deemed exchanged for Company Common Shares, the Wejo Limited shareholders would hold 64.9%, the PIPE Investors would hold 11.6%, the Sponsor would hold 11.2%, Virtuoso’s Public Stockholders would hold 8.8%, and the recipients of such grant of Company Common Shares would represent 3.4% of the 110,308,213 pro forma Company Common Shares. The table and the preceding sentence do not include 11,500,000 Company Common Shares issuable upon the exercise of the Virtuoso Public Warrants. See “Wejo’s Executive and Director Compensation — Equity Compensation”.

(d) Exhibits. The following exhibits are filed with this Current Report on Form 8-K:

Exhibit No.	Description of Exhibits
2.1*	Agreement and Plan of Merger, dated May 28, 2021, by and among Virtuoso Acquisition Corp., Wejo Group Limited, Yellowstone Merger Sub, Inc., Wejo Limited and Wejo Bermuda Limited (incorporated by reference to Exhibit 2.1 to Wejo Group Limited’s Registration on Form S-4 filed with the SEC on October 7, 2021 (File No. 333-257964)).
3.1	Amended and Restated Bye-Laws of Wejo Group Limited.
10.1	Registration Rights Agreement, dated November 18, 2021, by and among Wejo Group Limited, Wejo Limited, Virtuoso Sponsor LLC and the other holders party thereto.
10.2	Warrant Assumption Agreement, dated November 18, 2021, by and among Wejo Group Limited, Virtuoso Acquisition Corp. and Continental Stock Transfer & Trust Company.
10.3	Wejo Group Limited 2021 Equity Incentive Plan.
10.4	Wejo Group Limited 2021 Employee Share Purchase Plan.
10.5	Wejo Group Limited Save as You Earn Option Plan.
10.6	Form of Indemnity Agreement for Directors and Executive Officers of Wejo Group Limited.
10.7	Richard Barlow Restricted Share Unit Award Agreement.
10.8	John Maxwell Share Option Award Agreement.
10.9	John Maxwell Restricted Share Unit Award Agreement.
10.10	Timothy Lee Restricted Share Unit Award Agreement.
10.11	Diarmid Ogilvy Restricted Share Unit Award Agreement.
10.12	Forward Purchase Agreement, dated November 10, 2021, between and among Apollo A-N Credit Fund (Delaware), L.P., Apollo Atlas Master Fund, LLC, Apollo Credit Strategies Master Fund Ltd., Apollo PPF Credit Strategies, LLC, Apollo SPAC Fund I, L.P. and Wejo Limited.
10.13	Loan Note Instrument, dated April 21, 2021, by and among Wejo Limited and Securis Investment Partners LLP, as security agent.
10.14	Consent and Purchase Agreement, dated July 23, 2021, by and between Wejo Limited Securis 1 Master Fund Securis II Fund – SPC, Segregated Portfolio Eight – Non Life and Life and Securis II Fund – SPC, Segregated Portfolio Eleven IST - ILS.
10.15	Amendment Agreement, dated October 28, 2021, by and between Wejo Limited Securis 1 Master Fund Securis II Fund – SPC, Segregated Portfolio Eight – Non Life and Life and Securis II Fund – SPC, Segregated Portfolio Eleven IST - ILS.
21.1	List of Subsidiaries of Wejo Group Limited.
99.1	Unaudited Condensed Consolidated Financial Statements of Wejo Limited for the nine months ended September 30, 2021 and 2020
99.2	Unaudited Condensed Consolidated Financial Statements of Virtuoso Acquisition Corp. as of and for September 30, 2021 and 2020 and for the Nine Months Ended and the Period from August 25, 2020 (Inception) through September 30, 2020.

*	Certain schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the SEC upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEJO GROUP LIMITED

November 24, 2021	By:	/s/ John Maxwell
	Name:	John Maxwell
	Title:	Chief Financial Officer